Exhibit 10.1

EXECUTION VERSION

DEAL CUSIP NUMBER: 00773XAG7
REVOLVING CREDIT FACILITY CUSIP NUMBER: 00773XAH5
TERM A FACILITY CUSIP NUMBER: 00773XAJ1

CREDIT AGREEMENT

Dated as of August 14, 2026

among

ADVANSIX INC.,
as the Borrower,

CITIZENS BANK, N.A.,
as Administrative Agent,

and

the Lenders Party Hereto

CITIZENS BANK, N.A.,

COBANK, ACB,

FIFTH THIRD BANK, NATIONAL ASSOCIATION

and

TRUIST Securities, Inc.,
as Joint Lead Arrangers and Joint Bookrunners

COBANK, ACB,

FIFTH THIRD BANK, NATIONAL ASSOCIATION
and
TRUIST BANK
as Co-Syndication Agents

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	1

1.01.	Defined Terms	1
1.02.	Other Interpretive Provisions	44
1.03.	Accounting Terms	45
1.04.	Rounding	46
1.05.	References to Agreements and Laws	46
1.06.	Times of Day	46
1.07.	Letter of Credit Amounts	46
1.08.	Currency Equivalents, Exchange Rates, etc	46
1.09.	Limited Condition Acquisitions	47
1.10.	Rates	48

ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS	48

2.01.	The Loans	48
2.02.	Borrowings, Conversions and Continuations of Loans	49
2.03.	Letters of Credit	51
2.04.	Swing Line Loans	61
2.05.	Prepayments	64
2.06.	Termination or Reduction of Commitments	66
2.07.	Repayment of Loans	67
2.08.	Interest	68
2.09.	Fees	68
2.10.	Computation of Interest and Fees	68
2.11.	Evidence of Indebtedness	69
2.12.	Payments Generally	69
2.13.	Sharing of Payments	71
2.14.	Increase in Revolving Commitments	72
2.15.	Incremental Term Commitments	74
2.16.	Cash Collateral	76
2.17.	Defaulting Lenders	77
2.18.	Extension of Maturity Date	79

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	81

3.01.	Taxes	81
3.02.	Illegality	83
3.03.	Inability to Determine Rates	84
3.04.	Increased Cost; Reserves on SOFR Loans	86
3.05.	Compensation for Losses	87
3.06.	Matters Applicable to all Requests for Compensation	87
3.07.	Survival	88

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	88

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4.01.	Conditions to Closing Date	88
4.02.	Conditions to all Credit Extensions	90

ARTICLE V	REPRESENTATIONS AND WARRANTIES	91

5.01.	Existence, Qualification and Power; Compliance with Laws	91
5.02.	Authorization; No Contravention	91
5.03.	Governmental Authorization; Other Consents	92
5.04.	Binding Effect	92
5.05.	Financial Statements; No Material Adverse Effect	92
5.06.	Litigation	92
5.07.	No Default	93
5.08.	Ownership of Property; Liens; Investments	93
5.09.	Environmental Matters	93
5.10.	Insurance	94
5.11.	Taxes	94
5.12.	ERISA Compliance	94
5.13.	Subsidiaries; Equity Interests	95
5.14.	Margin Regulations; Investment Company Act	95
5.15.	Disclosure	95
5.16.	Sanctions	96
5.17.	Intellectual Property; Licenses, Etc	96
5.18.	Solvency	96
5.19.	Perfection, Etc	96
5.20.	Anti-Corruption Laws	96
5.21.	Affected Financial Institution	97
5.22.	Beneficial Ownership	97
5.23.	Outbound Investment Rules	97

ARTICLE VI	AFFIRMATIVE COVENANTS	97

6.01.	Financial Statements	97
6.02.	Certificates; Other Information	98
6.03.	Notices	100
6.04.	Payment of Obligations	100
6.05.	Preservation of Existence, Etc	100
6.06.	Maintenance of Properties	101
6.07.	Maintenance of Insurance	101
6.08.	Compliance with Laws	101
6.09.	Books and Records	101
6.10.	Inspection Rights	101
6.11.	Use of Proceeds	101
6.12.	Covenant to Guarantee Obligations and Give Security	101
6.13.	Further Assurances	103
6.14.	Anti-Corruption Laws	103
6.15.	Post-Closing Matters	103

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ARTICLE VII	NEGATIVE COVENANTS	103

7.01.	Liens	104
7.02.	Indebtedness	105
7.03.	Investments	108
7.04.	Fundamental Changes	110
7.05.	Dispositions	111
7.06.	Restricted Payments	112
7.07.	Change in Nature of Business	114
7.08.	Transactions with Affiliates	114
7.09.	Burdensome Agreements	114
7.10.	Financial Covenants	115
7.11.	Sanctions	116
7.12.	Amendments of Organization Documents	116
7.13.	Accounting Changes	116
7.14.	Prepayments, Etc. of Indebtedness	116
7.15.	Anti-Corruption Laws	117
7.16.	Speculative Transactions	117
7.17.	Outbound Investment Rules	117
7.18.	Use of Proceeds	117

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	117

8.01.	Events of Default	117
8.02.	Remedies upon Event of Default	119
8.03.	Application of Funds	119

ARTICLE IX	ADMINISTRATIVE AGENT AND OTHER AGENTS	121

9.01.	Appointment and Authority	121
9.02.	Rights as a Lender	121
9.03.	Exculpatory Provisions	121
9.04.	Reliance by Administrative Agent	122
9.05.	Delegation of Duties	123
9.06.	Resignation of Administrative Agent	123
9.07.	Non-Reliance on Administrative Agent and Other Lenders	124
9.08.	Administrative Agent May File Proofs of Claim	124
9.09.	Collateral and Guaranty Matters	126
9.10.	Other Agents; Arrangers and Managers	127
9.11.	Certain Ancillary Products	127
9.12.	Lender ERISA Representation	127
9.13.	Erroneous Payments	128

ARTICLE X	MISCELLANEOUS	130

10.01.	Amendments, Etc	130
10.02.	Notices and Other Communications; Facsimile Copies	133

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10.03.	No Waiver; Cumulative Remedies	135
10.04.	Expenses; Indemnity; Damage Waiver	136
10.05.	Payments Set Aside	138
10.06.	Successors and Assigns	138
10.07.	Confidentiality	144
10.08.	Setoff	145
10.09.	Interest Rate Limitation	146
10.10.	Counterparts	146
10.11.	Integration	146
10.12.	Survival of Representations and Warranties	146
10.13.	Severability	147
10.14.	Tax Forms	147
10.15.	No Advisory or Fiduciary Responsibility	149
10.16.	Replacement of Lenders	150
10.17.	Governing Law	150
10.18.	Waiver of Right to Trial by Jury	151
10.19.	Binding Effect	151
10.20.	Electronic Execution of Assignments and Certain Other Documents	151
10.21.	USA PATRIOT Act Notice	152
10.22.	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	152
10.23.	Judgment Currency	152
10.24.	Acknowledgement Regarding Any Supported QFC	153

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SCHEDULES

1	Guarantors
1.01(a)	Existing Letters of Credit
1.01(b)	Immaterial Subsidiaries
1.02	Certain Agreements
2.01	Commitments and Pro Rata Shares
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
6.15	Post-Closing Matters
7.01(b)	Existing Liens
7.02(e)	Existing Indebtedness
7.03(d)	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices
10.06(e)	Voting Participants

EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	[Reserved]
I	Solvency Certificate
J	[Reserved]
K	Incremental Amendment
L	Joinder Agreement
M-1	U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
M-2	U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
M-3	U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
M-4	U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
N	Perfection Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 14, 2026, among ADVANSIX INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each Swing Line Lender (as hereinafter defined) party hereto, each L/C Issuer (as hereinafter defined) party hereto and CITIZENS BANK, N.A., as Administrative Agent (as hereinafter defined).

PRELIMINARY STATEMENTS

The Borrower has requested, and the Lenders have agreed, to extend credit subject to the conditions set forth herein in the form of (a) Term A Loans (as hereinafter defined) in an aggregate principal amount of $150,000,000 to the Borrower as provided herein and (b) Revolving Credit Loans (as hereinafter defined) in an aggregate principal amount of up to $275,000,000 to the Borrower as provided herein and ending on the Revolving Credit Facility Maturity Date (as hereinafter defined) of which, at any time, not more than (i) $40,000,000 in aggregate principal, notional or stated amount may be in the form of L/C Credit Extensions (as hereinafter defined) provided by the L/C Issuers (as hereinafter defined) and (ii) $40,000,000 in aggregate principal amount may be in the form of Swing Line Loans (as hereinafter defined) provided by the Swing Line Lenders (as hereinafter defined).

In consideration of the mutual covenants and agreements herein contained and subject to the satisfaction of the conditions set forth in Section 4.01, the Lenders and each L/C Issuer are willing to extend such credit to the Borrower. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to an Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person and its Subsidiaries or business), as calculated by the Borrower in good faith; provided that in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Reference Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Reference Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Reference Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Reference Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Reference Period and the denominator of which shall be actual months in such fiscal quarter.

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of not less than a majority of the Equity Interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Act” has the meaning specified in Section 10.21.

“Additional Revolving Credit Lender” means any Eligible Assignee who agrees to provide Revolving Credit Commitments in accordance with the provisions of Section 2.14 in connection with a request for a Revolving Credit Commitment Increase.

“Administrative Agent” means Citizens Bank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, for purposes of Section 7.08, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10.0% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and any other “agents” appointed pursuant to Section 9.01(b).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.23.

“Alternative Currency” means each of Euro, Sterling, Yen and any other currency that is readily available and freely transferable and convertible into Dollars that is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the applicable L/C Issuer.

“Applicable Rate” means for any day, (a) in the case of the Revolving Credit Loans and the Term A Loans, with respect to Base Rate Loans and SOFR Loans, the Letter of Credit Fee and the commitment fee payable in respect of the unutilized portion of the Revolving Credit Facility, the applicable rate per annum set forth below in the grid captioned “Revolving Credit Facility - Applicable Rate”, under the captions “Base Rate Percentage”, “SOFR Percentage / Letter of Credit Fee” or “Commitment Fee” cited therein, as the case may be, based upon the Consolidated Leverage Ratio and (b) in the case of any Incremental Loans, the applicable rate per annum set forth in the applicable Incremental Amendment:

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Revolving Credit Facility and Term A Facility – Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee	SOFR Percentage/Letter of Credit Fee	Base Rate Percentage
1	≥3.75:1.00	0.400%	2.500%	1.500%
2	<3.75:1.00 but ≥3.25:1.00	0.350%	2.250%	1.250%
3	<3.25:1.00 but ≥2.50:1.00	0.300%	2.000%	1.000%
4	<2.50:1.00 but ≥1.50:1.00	0.250%	1.750%	0.750%
5	<1.50:1.00	0.200%	1.500%	0.500%

The Applicable Rate applicable to the Revolving Credit Loans, the Term A Loans, the Letter of Credit Fee and the commitment fee payable in respect of the unutilized portion of the Revolving Credit Facility shall initially (on and after the Closing Date until adjusted pursuant to the next succeeding sentence with respect to the Compliance Certificate for the fiscal quarter ending September 30, 2026) be determined by reference to Pricing Level 3 above. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio, as calculated in a Compliance Certificate delivered pursuant to Section 6.02(b) for any fiscal quarter shall become effective as of the first Business Day following delivery of such Compliance Certificate; provided that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then Pricing Level 1 shall apply from the first Business Day after the due date of such Compliance Certificate was required to be delivered to and including the date on which such Compliance Certificate is actually delivered, after which the pricing level corresponding to the Consolidated Leverage Ratio set forth in such Compliance Certificate shall apply.

Notwithstanding the calculation of the Applicable Rate for any period as set forth above, if, as a result of any error in the calculation of the Consolidated Leverage Ratio for any quarter or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated for such quarter was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio for such quarter would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.08(b) or 2.03(h) or under Article VIII.

“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the appropriate L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, (i) the appropriate Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” has the meaning specified in Section 10.06(g).

“Arrangers” means, collectively, each of Citizens Bank, N.A., CoBank, ACB, Fifth Third Bank, National Association and Truist Securities, Inc., in its capacity as joint lead arranger.

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“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent substantially in the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount of all obligations of such Person in respect thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03) and (b) in respect of any Synthetic Lease, the capitalized amount of the remaining Synthetic Lease Obligations in respect of such Synthetic Lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such Synthetic Lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2024 and December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, in the case of the Revolving Credit Facility, the period from and including the Closing Date to the Revolving Credit Facility Maturity Date.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)       $25,000,000; plus

(b)       50% of Consolidated Net Income since September 30, 2016 (which amount shall not be less than zero); plus

(c)       the cumulative amount of cash proceeds of the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower since the Closing Date; plus

(d)       to the extent not already included in Consolidated Net Income, an amount equal to any after-tax returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any Subsidiary after the Closing Date in respect of any Investments made pursuant to Section 7.03(n); provided that, in each case, that such amount does not exceed the amount of such Investment made pursuant to Section 7.03(n); minus

(e)       any amount of Investments made pursuant to Section 7.03(n), Restricted Payments made pursuant to Section 7.06(i) and Restricted Debt Payments made pursuant to Section 7.14(b), in each case, after the Closing Date and prior to such time.

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c)  Term SOFR on such day for a one month Interest Period plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate shall be less than the Floor for any reason, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)       Daily Simple SOFR;

(b)       the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant

5

Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor

6

administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, if any.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bilateral Letter of Credit Facility” means a bilateral Letter of Credit facility entered into between the Borrower and/or its Subsidiaries, on the one hand, and one or more Lenders, on the other.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

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“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” shall mean (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a SOFR Loan, a determination of Term SOFR or a notice with respect to any of the foregoing, any day that is also a U.S. Government Securities Business Day.

“Capitalized Leases” means, with respect to any Person, all leases that have been or should be, in accordance with GAAP (except as set forth in Section 1.03), recorded as capitalized leases, on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuers (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of Letters of Credit (as the context may require), cash or deposit account balances or, if the L/C Issuers benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and Specified Statutory Liens and, solely for purposes of Investments under Section 7.03(a), any other Permitted Liens):

(a)       readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)       readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least P-1 from Moody’s or at least A-1 from S&P;

(c)       time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank or trust company that (i)(A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, or (C) any branch of a commercial bank that is organized in a jurisdiction outside of the United States so long as such branch is a licensed “bank” under the laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)       commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at

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least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(e)       Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs or mutual funds registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all the assets of which are Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) above;

(f)       repurchase obligations entered into with any commercial bank or trust company meeting the criteria specified in clause (c) above, covering the securities of the type described in clauses (a) and (b) above;

(g)       tax exempted instruments including municipal bonds, auction rate preferred stock and variable rate demand obligations with the highest short-term ratings by either Moody’s or S&P or a long-term rating of Aaa by Moody’s or AAA by S&P maturing within 360 days after the acquisition thereof; and

(h)       foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, purchasing, credit or debit card, electronic funds transfer and other cash management arrangements, and any agreement set forth on Schedule 1.02.

“Cash Management Bank” means any Person that (a) is a Lender or an Affiliate of a Lender or (b) was a Lender or an Affiliate of a Lender at the time the applicable Secured Cash Management Agreement was entered into, in each case in its capacity as a party to a Secured Cash Management Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, an event or series of events by which:

(a)       from and after the Closing Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to

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have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)       from and after the Closing Date (after giving effect to the Transactions), during any period of 12 consecutive calendar months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)       a “change of control” or any comparable term defined or used in, or comparable event described under, any Material Debt Documents shall have occurred in respect of the Borrower.

“Closing Date” means August 14, 2026.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the express terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in Section 9.01(b).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Security Agreement Supplements, the IP Security Agreement Supplements, and any other security agreements, pledge agreements, collateral assignments or other similar agreements delivered to the Administrative Agent or otherwise for the benefit of the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment (including a Letter of Credit Commitment), as the context may require.

“Commitment Increase” has the meaning specified in Section 2.15(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion (which shall not constitute a new Borrowing) of Loans from one Type to the other or (d) a continuation (which shall not constitute a new Borrowing) of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, if applicable.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute and the regulations promulgated from time to time thereunder.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to:

(a)       Consolidated Net Income for such period plus (without duplication)

(b)       the following to the extent deducted in calculating such Consolidated Net Income:

(i)       Consolidated Interest Charges for such period,

(ii)       income tax expense for such period,

(iii)       depreciation and amortization for such period,

(iv)       non-recurring, unusual or extraordinary expenses or charges for such period,

(v)       amortization or write-off of deferred financing costs,

(vi)       non-cash charges related to stock-based employee compensation,

(vii)       non-cash charges associated with the mark-to-market of Swap Contracts,

(viii)       impairment charges or write-offs with respect to goodwill and other intangible assets,

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(ix)       losses due solely to fluctuations in currency values and the related tax effects and

(x)       the amount of any “run rate” synergies, operating expense reductions and other net cost savings and integration costs, in each case projected by the Borrower in connection with Permitted Acquisitions, Investments, Dispositions and/or cost savings initiatives that have been consummated during the applicable Reference Period (calculated on a Pro Forma Basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (i) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Borrower and its Subsidiaries and have been determined by the Borrower in good faith to be reasonably anticipated to be realizable within 18 months following any such action as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (ii) no such amounts shall be added pursuant to this clause (ii) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment, the definition of Pro Forma Basis or otherwise and (iii) the aggregate amount added pursuant to this clause (b)(x) for any Reference Period shall in no event exceed 20.0% of Consolidated EBITDA for such period (calculated after giving effect to any such add-backs pursuant to this clause (b)(x)), and minus

(c)       the following to the extent included in calculating such Consolidated Net Income:

(i)       gains due solely to fluctuations in currency values and the related tax effects and

(ii)       non-recurring, unusual or extraordinary gains.

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness (other than (x) any such Indebtedness is not secured by any Collateral and (y) any such Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens on Collateral securing the Obligations that are secured on a first lien basis), as of such date less (ii) unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries to (b) Consolidated EBITDA for the most recently completed Reference Period; provided that Consolidated EBITDA and Indebtedness meeting the requirements of clause (a) above for the most recently completed Reference Period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis (and with respect to any Securitization Subsidiary, solely as set forth in clause (h)), without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder but excluding intercompany indebtedness) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the outstanding principal amount of all purchase money Indebtedness, (c) all obligations arising under drawn and unreimbursed Financial Letters of Credit, Financial Surety Bonds, bankers’ acceptances, bank guaranties and similar instruments at such time, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness, (f) all obligations in respect of

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Disqualified Equity Interests, (g) without duplication, all Guarantees (other than Performance Guarantees) with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any Securitization Subsidiary or any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which the Borrower or a Subsidiary (other than a Securitization Subsidiary), is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary (subject to customary exceptions); provided that for the purposes of calculating the Consolidated First Lien Secured Leverage Ratio, the Consolidated Leverage Ratio and/or the Consolidated Senior Secured Leverage Ratio (other than for purposes of any test to determine whether a Subject Acquisition or any Indebtedness incurred by a Special Purpose Finance Subsidiary in connection therewith is permitted on a Pro Forma Basis), Consolidated Funded Indebtedness shall not include the outstanding Indebtedness of any Special Purpose Finance Subsidiary; provided, further, that the exclusion in the foregoing proviso shall cease to apply on the earliest of (i) the consummation of the applicable Subject Acquisition, (ii) the Subject Acquisition Outside Date and (iii) the date on which the applicable Subsidiary ceases to meet the definition of “Special Purpose Finance Subsidiary”.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (but not amortization or write-off of the costs of issuance) of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries on a consolidated basis with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on or prior to such date to (b) Consolidated Interest Charges for such period; provided that Consolidated EBITDA and Consolidated Interest Charges for the most recently completed Reference Period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness as of such date less (ii) unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries to (b) Consolidated EBITDA for the most recently completed Reference Period; provided that Consolidated EBITDA and Consolidated Funded Indebtedness for the most recently completed Reference Period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness).

“Consolidated Leverage Ratio Increase” has the meaning specified in Section 7.10(b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries, excluding (a) all extraordinary noncash gains, (b) extraordinary noncash losses, (c) any gains or losses attributable to write-ups or write-downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (d) the net income of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period and (e) the income of any Subsidiary that is not a Loan Party to the extent that the declaration or payment of dividends or

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similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness, which constitutes Senior Secured Debt, as of such date less (ii) unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries to (b) Consolidated EBITDA for the most recently completed Reference Period; provided that Consolidated EBITDA and Consolidated Funded Indebtedness, which constitutes Senior Secured Debt, for the most recently completed Reference Period shall be determined on a Pro Forma Basis with respect to any Subject Disposition or any Acquisition (together with any related transactions, including the incurrence, assumption, refinancing or repayment of any Indebtedness).

“Consolidated Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Subsidiaries (or such other Persons as provided herein), determined in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 6.01 (or prior to the first such delivery, the financial statements referred to in Section 5.05(b)) calculated on a Pro Forma Basis after giving effect to any Subject Disposition or Acquisition.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Covered Entity” has the meaning specified in Section 10.24(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 7.10(c).

“Cure Right” has the meaning specified in Section 7.10(c).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Incurrence” means the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.02).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default (it being understood

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that if any default is cured or waived prior to becoming an Event of Default, such default shall no longer constitute a Default).

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans of such type of Borrowing plus (iii) 2.0% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate with respect to such SOFR Loan) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the applicable Letter of Credit Fee plus 2.0% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the applicable L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any region, country or territory to the extent that such region, country or territory itself is, or whose government is, the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

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“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 7.05(i) that is designated as Designated Non-Cash Consideration by the Borrower (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Designated Non-Loan Party Consideration” means, in respect of any Permitted Acquisition, the portion of the consideration paid by Loan Parties in respect of Acquired EBITDA attributable to Persons that are not, or will not become, Loan Parties.

“Designated Non-Loan Party Consideration Amount” means, in respect of any Permitted Acquisition, Designated Non-Loan Party Consideration in an amount up to, but not in excess of, 20.0% of the aggregate consideration paid in respect of such Permitted Acquisition.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, and whether effected pursuant to a Division or otherwise) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposed EBITDA” means, with respect to any Person or business that is sold or disposed of in an Subject Disposition during any period, the amount for such period of Consolidated EBITDA of any such Person or business subject to such Subject Disposition (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.

“Disqualified Equity Interests” means, as to any Person, any Equity Interests of such Person or any other Person which, pursuant to the certificate of designation, or other corporate document or other agreement governing the terms thereof, such Person is obligated to purchase, redeem, retire, defease or otherwise acquire for value such Equity Interests or any warrants, rights or options to acquire such Equity Interests, on or prior to the date that is 91 days after the Latest Maturity Date; the amount of the obligation to purchase, redeem, retire, defease or acquire any of the foregoing shall be with respect to (a) preferred Equity Interests, the liquidation preference or value of all shares, units or interests (including all accrued, accreted and paid-in-kind amounts as of any date of determination) in respect of such Disqualified Equity Interests and (b) all other Equity Interests, the aggregate amount of all such obligations in respect of such Disqualified Equity Interests as of any date of determination.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

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“Documentary Letter of Credit” means any Letter of Credit that is a documentary letter of credit.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, for the avoidance of doubt, not including Puerto Rico or any other territory of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.06(g).

“Environmental Action” means any written claim, legally-binding order, written notice of violation, or written notice of potential liability, issued against the Borrower or any of its Subsidiaries, or any proceeding or governmental investigation of which the Borrower has written notice, instituted with respect to the Borrower or any of its Subsidiaries, under or pursuant to any Environmental Law.

“Environmental Laws” means any and all legally binding Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees relating to pollution and the protection of the environment or the Release of any hazardous or toxic materials or waste into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the

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purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or the receipt of notice by any Loan Party that a Plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Section 304 or 305 of ERISA; (d) the receipt by any Loan Party from the PBGC or a plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan, the treatment of a Pension Plan or a Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a determination that any Pension Plan or Multiemployer Plan is considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the imposition of any material liability under Title IV of ERISA upon any Loan Party other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (g) the conditions for imposition of a lien (within the meaning of Section 430(k) of the Code or Section 303(k) of ERISA) are satisfied.

“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.13(d).

“Escrowed Proceeds” has the meaning specified in the definition of “Special Purpose Finance Subsidiary”.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Euro” or “€” means lawful money of the European Union.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means (a) any asset over which the granting of a security interest in such asset would be prohibited by applicable law or contract (to the extent such contractual prohibition is permitted under this Agreement) or that would require governmental consent, approval, license or authorization (other than to the extent that any relevant term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Laws, including Debtor Relief Laws); provided that promptly upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Loan Party shall be deemed to have granted a security interest in, all such rights, title and interests as if such provision had never been in effect; (b) all leasehold interests in real property; (c) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal Law; (d) any asset subject to a Lien permitted by Section 7.01(b), (i) or (j), if and for so long as the contractual obligation governing such Lien prohibits a Lien pursuant to this Agreement applying to such assets (other than to the extent that any relevant term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Laws, including Debtor Relief Laws); (e) more than 65.0% of the aggregate shares of stock or other Equity Interests of a Foreign Subsidiary or FSHCO entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Internal Revenue Code); (f) motor vehicles and other assets subject to certificate of title, to the extent perfection of a security interest therein must be accomplished by notation of the security interest granted hereunder on the applicable certificate of title, (g) Letter of Credit Rights (except to the extent constituting Supporting Obligations of other Collateral), (h) Equity Interests issued by non-wholly owned Subsidiaries to the extent that the organizational or other governing documents thereof, or any shareholder agreement relating thereto, prohibit a pledge hereunder or require the approval or consent of any Person (other than any Loan Party) (provided that such prohibition, approval or consent requirement was not created in contemplation of this Agreement) and such approval or consent has not been obtained (other than to the extent that any relevant term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of Article 9 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable Laws, including Debtor Relief Laws); (i) any fee-owned real property; (j) accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment sold, contributed, transferred or assigned to a Securitization Subsidiary in connection with a Qualified Securitization Transaction; (k) Equity Interests issued by a Securitization Subsidiary and (l) those assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining, perfecting or maintaining a security interest in such assets are excessive in relation to the practical benefit to the Secured Parties of the security or other benefit to be afforded thereby.

“Excluded Joint Venture” means (a) any Person described in clause (a) of the definition of “Joint Venture” or (b) any other Joint Venture that is entered into in accordance with Section 7.03(g) and designated as an Excluded Joint Venture by the Borrower and certified by the Borrower as being entered into in compliance with Section 7.03(g).

“Excluded Subsidiary” means any (a) Subsidiary of the Borrower that is prohibited by applicable Law or by contractual obligations existing on the Closing Date (or at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such obligations were not incurred in connection with or in contemplation of it becoming a Subsidiary of the Borrower) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (b) Foreign Subsidiary, (c) Subsidiary of the Borrower that is an FSHCO, (d) Subsidiary

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of a Foreign Subsidiary, (e) Immaterial Subsidiary, (f) Excluded Joint Venture, (g) Securitization Subsidiary and (h) Special Purpose Finance Subsidiary; provided that a Special Purpose Finance Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (h) on the earliest of (i) the consummation of the applicable Subject Acquisition, (ii) the date on which such Subsidiary ceases to meet the definition of Special Purpose Finance Subsidiary and (iii) the Subject Acquisition Outside Date.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 1(e) of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 27, 2021, by and among the Borrower, the lenders party thereto and Truist Bank, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01(a) hereto.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.18(a).

“Extended Term Loan” has the meaning specified in Section 2.18(a).

“Extension” has the meaning specified in Section 2.18(a).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Facility” means the Term Facilities, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day;

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provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate shall be less than the Floor for any reason, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Fee Letter” means the letter agreement dated as of June 24, 2026, between the Borrower and the Administrative Agent.

“Financial Letter of Credit” means any Letter of Credit that is not a Performance Letter of Credit or Documentary Letter of Credit.

“Financial Surety Bond” means any surety bond that does not serve the same or similar purpose as a Performance Letter of Credit.

“Fitch” means Fitch Ratings and any successor thereto.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Credit Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations issued by such L/C Issuer, other than L/C Obligations in respect of Letters of Credit and as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“Fund” has the meaning specified in Section 10.06(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Governmental Authority” means the government of any nation, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or

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administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means all Laws, judgments, orders, writs, injunctions, opinions, decrees, awards, tariff requirements, franchises, permits, certificates, licenses, authorizations, interpretations and the like and any other requirements of any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (A) the stated or determinable amount of the related primary obligation and (B) the portion thereof expressly stated to be so guaranteed, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1 and each other Subsidiary (other than any Excluded Joint Ventures and any Excluded Subsidiaries) of the Borrower that shall, or shall be required to, execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Subsidiary Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes regulated pursuant to applicable Environmental Laws.

“Hedge Bank” means any Person that (a) is a Lender or an Affiliate of a Lender or (b) was a Lender or an Affiliate of a Lender at the time the applicable Secured Hedge Agreement was entered into, in each case in its capacity as a party to a Secured Hedge Agreement.

“Immaterial Subsidiary” means any wholly owned Domestic Subsidiary of the Borrower that, as of the last day of the fiscal quarter of the Borrower most recently ended and for which financial

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statements have been provided to the Administrative Agent pursuant to Section 6.01 (or prior to the first such delivery, the Audited Financial Statements), did not have assets with a value in excess of 5.0% of the Consolidated Total Assets of the Borrower and its wholly owned Domestic Subsidiaries or revenues representing in excess of 5.0% of consolidated revenues of the Borrower and its wholly owned Domestic Subsidiaries for the twelve-month period ended as of such date; provided that in the event that all wholly owned Domestic Subsidiaries that would otherwise be Immaterial Subsidiaries shall, in the aggregate, account for a percentage in excess of 10.0% of the Consolidated Total Assets of the Borrower and its wholly owned Domestic Subsidiaries or 10.0% of the consolidated revenues of the Borrower and its wholly owned Domestic Subsidiaries as of the end of and for the most recently completed fiscal year for which financial statements have been provided to the Administrative Agent pursuant to Section 6.01 (or prior to the first such delivery, the Audited Financial Statements), then one or more of such Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such wholly owned Domestic Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of the Borrower and its wholly owned Domestic Subsidiaries), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess and shall comply with the provisions of Section 6.12 applicable to such Subsidiary or Subsidiaries. Notwithstanding the foregoing, no Subsidiary that (x) owns or exclusively licenses any Material Intellectual Property other than in the ordinary course of business or (y) owns, leases or otherwise holds any Material Manufacturing Assets shall constitute an Immaterial Subsidiary. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(b).

“Increase Effective Date” has the meaning specified in Section 2.14(b).

“Incremental Amendment” has the meaning specified in Section 2.14(b), which may take the form of Exhibit K hereto with such changes as may be agreed by the Administrative Agent and the Borrower.

“Incremental Cap” means the sum of (calculated as of the date of any Commitment Increase and/or incurrence of Incremental Equivalent Debt, as applicable):

(a)       the greater of (x) $125,000,000 and (y) 100% of Consolidated EBITDA for the most recently completed Reference Period prior to the incurrence of such additional Indebtedness;

(b)       the amount of any voluntary prepayments, repayments or debt buybacks of the Term A Facility, any Incremental Term Facilities and any Incremental Equivalent Debt (including all repayments or purchases made at a discount to par (in an amount equal to the principal amount of such repayment)) and voluntary prepayments of Revolving Credit Loans and Incremental Revolving Credit Loans (in each case, to the extent accompanied by a permanent reduction of the revolving commitments thereunder), in each case, made prior to such date of incurrence and not funded with the proceeds of long-term indebtedness; and

(c)       such additional amounts as would not cause the Consolidated First Lien Secured Leverage Ratio as of the most recently completed Reference Period prior to the incurrence of such additional Indebtedness to exceed 2.75:1.00 on a Pro Forma Basis after giving effect to any such incurrence (determined without giving effect to any amount incurred simultaneously under clause (a) or (b) of this definition but otherwise calculated on a Pro Forma Basis giving effect to the use of proceeds thereof and any transaction consummated substantially concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence or retirement subsequent to the end of the applicable Reference Period and on or prior to the date of such incurrence, but without netting any proceeds thereof) and any other transaction in connection therewith (including any acquisition, disposition and/or incurrence or repayment of other Indebtedness);

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provided that, for purposes of determining the Consolidated First Lien Secured Leverage Ratio for this clause (c), any unsecured Incremental Equivalent Debt or Incremental Equivalent Debt secured by the Collateral on a junior basis to the Facilities shall be deemed to be secured on a pari passu basis with the Facilities;

provided that it is understood and agreed that (i) Commitment Increases, Incremental Loans and Incremental Equivalent Debt may be incurred pursuant to clause (c) above prior to utilization of clause (a) or (b) above, (ii) Commitment Increases, Incremental Loans and Incremental Equivalent Debt may be incurred pursuant to clause (b) above prior to utilization of clause (a) or (c) above, (iii) to the extent the proceeds of any Incremental Loans are intended to be applied to finance a Limited Condition Acquisition, the Consolidated First Lien Secured Leverage Ratio shall be tested in accordance with Section 1.09 and (iv) for the purposes of calculating the Incremental Cap with respect to any Incremental Term Facility in the form of a delayed draw term loan facility, such Incremental Term Facility shall either, at the option of the Borrower, (I) be calculated as if such Incremental Term Facility was fully drawn on the date such Incremental Term Facility is initially established or (II) otherwise require capacity under clauses (a), (b) and/or (c) of this definition with respect to each delayed draw term loan funded thereunder on the applicable date of funding.

“Incremental Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Equivalent Debt” has the meaning specified in Section 7.02(n).

“Incremental Facilities” means, collectively, any Incremental Revolving Credit Facility and any Incremental Term Facility.

“Incremental Loans” means an Incremental Term Loan or Incremental Revolving Credit Loan.

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Loan” means a Loan made by any Revolving Credit Lender under a Revolving Credit Commitment Increase.

“Incremental Term Borrowing” means, in respect of any Incremental Term Facility or Term Facility Increase, a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the applicable Incremental Term Loan Lenders in accordance with the provisions of Sections 2.01(c) and 2.15.

“Incremental Term Commitment” means, as to each Incremental Term Loan Lender in respect of an Incremental Term Facility or Term Facility Increase, its obligation to make Incremental Term Loans to the Borrower pursuant to the applicable Incremental Amendment and Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 to such Incremental Amendment under the caption “Incremental Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 or as such amount may be otherwise adjusted from time to time in accordance with this Agreement.

“Incremental Term Facility” has the meaning specified in Section 2.15(a).

“Incremental Term Facility Closing Date” means in respect of an Incremental Term Facility or Term Facility Increase any date on which all of the conditions to funding of the Incremental

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Term Loans under such Incremental Term Facility or Term Facility Increase are satisfied and the applicable Lenders advance Incremental Term Loans.

“Incremental Term Loan” means an advance made by any Incremental Term Loan Lender under a Term Commitment Increase.

“Incremental Term Loan Lender” means each Lender having an Incremental Term Loan.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the outstanding principal amount of all purchase money Indebtedness,

(c)       the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)       all direct or indirect liabilities, contingent or otherwise, of such Person under any Swap Contract;

(e)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(f)       Indebtedness of the type described in clauses (a) through (d) above and clauses through (h) below (excluding prepaid interest thereon) of others secured by a Lien on property owned by such Person (including obligations arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (the amount of such Indebtedness being the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of any assets subject to such Lien (as determined by the Borrower in good faith));

(g)       all Attributable Indebtedness of such Person;

(h)       all obligations of such Person in respect of Disqualified Equity Interests; and

(i)       all Guarantees (other than Performance Guarantees) of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any Securitization Subsidiary, partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning specified in Section 10.04(b).

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“Information” has the meaning specified in Section 10.07.

“Initial Credit Extension” means the Credit Extension to occur on the Closing Date consisting of (a) up to the aggregate principal amount of the Term A Facility as of the Closing Date and (b) any applicable borrowings requested under the Revolving Credit Facility.

“Intellectual Property Security Agreement” has the meaning specified in Section 14(e) of the Security Agreement together with each other intellectual property security agreement and IP Security Agreement Supplement delivered pursuant to Section 6.12, in each case as amended.

“Interest Payment Date” means (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(a)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)       no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect investment by such Person, including (a) the purchase or other acquisition of Equity Interests or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition, in one transaction or a series of transactions, of assets of another Person that constitute a business unit or all or a substantial part of the business of such Person or any other Acquisition.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in Section 1(g) of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

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“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuers and the Borrower (or any Subsidiary) or in favor of the L/C Issuers and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit L hereto, pursuant to which an Eligible Assignee becomes a Revolving Credit Lender pursuant to Section 2.14 or a Term Loan Lender under a Term Facility pursuant to Section 2.15.

“Joint Venture” means (a)(i) any corporation, partnership, limited liability company or other business entity (any such Person, a “Business Entity”) in which the Borrower beneficially owns at least 20.0% but less than a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body of such Business Entity or (ii) any Business Entity in which the Borrower beneficially owns at least 20.0% of the economic Equity Interests and directly or indirectly controls through one or more intermediaries at least 20.0% but less than a majority of the management of such Business Entity, or (b) any Subsidiary of the Borrower at least 40.0% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body is beneficially owned by, or the management of which is at least 40.0% is controlled, directly or indirectly, through one or more intermediaries, by one or more Business Entities other than the Borrower or any of its Subsidiaries engaged in substantially one or more of the businesses in which the Borrower and its Subsidiaries are engaged.

“Judgment Currency” has the meaning specified in Section 10.23.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share of the Revolving Credit Facility.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has neither been reimbursed on the date when made nor refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Exposure” means at any time, the aggregate amount of all L/C Obligations at such time in respect of Letters of Credit. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate L/C Exposure at such time.

“L/C Issuers” means (a) each Revolving Credit Lender with a Letter of Credit Commitment, (b) solely in respect of any Existing Letter of Credit, the Person that is the issuer thereof, (c) any other Revolving Credit Lender approved by the Administrative Agent and the Borrower that agrees to perform the duties of an L/C Issuer hereunder and (d) any successor issuer of Letters of Credit hereunder, in each case, for so long as such Person shall have a Letter of Credit Commitment.

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“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (determined, in the case of Letters of Credit denominated in an Alternative Currency, by reference to the Spot Rate on such date of determination) plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings; provided that “L/C Obligations” shall not include Obligations under the Bilateral Letter of Credit Facility. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Facility, any loan or commitment in respect of a Term Commitment Increase or Revolving Credit Commitment Increase, and any tranche of Extensions, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any L/C Issuer and any Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder, and shall include the Existing Letters of Credit. A Letter of Credit may be a documentary letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer at any time, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The amount of each L/C Issuer’s Letter of Credit Commitment is (a) set forth opposite such L/C Issuer’s name on Schedule 2.01 under the caption “Letter of Credit Commitment” or (b) if such L/C Issuer has entered into one or more Assignment and Assumptions, the amount set forth for such L/C Issuer in the Register as such L/C Issuer’s “Letter of Credit Commitment”, in each case, as such amount may be increased pursuant to Section 2.14 and as may be otherwise adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.18).

“Letter of Credit Expiration Date” means the day that is three days prior to the Revolving Credit Facility Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

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“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an aggregate amount equal to the least of (a) $40,000,000, (b) the Revolving Credit Commitments at such time and (c) the aggregate amount of the L/C Issuers’ Letter of Credit Commitments at such time, in each case, as such amount may be (i) reduced or increased from time to time pursuant to Section 10.06 or (ii) reduced pursuant to Section 2.06. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Acquisition or other Investment that (a) is not prohibited hereunder and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Incremental Amendment and (b) for purposes of the Guaranty and the Collateral Documents (including, for the avoidance of doubt and without limitation, the definition of “Secured Obligations” contained in Section 2 of the Security Agreement) and Sections 7.01(a), 7.02(a) and 7.09(b), (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Incremental Amendment, (vii) each Secured Hedge Agreement, (viii) each Secured Cash Management Agreement and (ix) the definitive documentation in respect of the Bilateral Letter of Credit Facility.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party.

“Material Debt” means any Indebtedness (other than under the Loan Documents) having an aggregate principal amount equal to or greater than $40,000,000; provided that, except for purposes of determining the Threshold Amount (which shall include all Material Debt), Material Debt shall not include Indebtedness of the type described under Section 7.02(g) or Guarantees in respect of the foregoing.

“Material Debt Documents” means any agreements, instruments and other documents in respect of any Material Debt, as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but to the extent not prohibited under the terms of the Loan Documents.

“Material Intellectual Property” means the IP Rights, whether now owned or licensed or hereafter acquired, licensed or developed, that are material to the ability of the Loan Parties, taken as a

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whole, to generate revenue or that are material to the conduct of business of the Loan Parties, taken as a whole.

“Material Manufacturing Assets” means any integrated manufacturing facility located in the United States and related operating assets of such facility, including (x) machinery and equipment located at such facility, (y) fee-owned or leasehold interests in real property on which such facility is located and (z) permits, licenses and other governmental authorizations necessary to operate such facility, in each case, that are material to the ability of the Loan Parties, taken as a whole, to generate revenue or conduct the business of the Loan Parties as in effect on the Closing Date, taken as a whole.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means (a)(i) with respect to the Revolving Credit Facility (including the Letter of Credit Sublimit and the Swing Line Sublimit thereunder), the earlier of (x) August 14, 2031 (or in the case of any Letter of Credit or request for L/C Credit Extension, the Letter of Credit Expiration Date) and (y) the date of termination in whole of the Revolving Credit Commitments, pursuant to Section 2.06 or 8.02 (such date, the “Revolving Credit Facility Maturity Date”) (ii) with respect to the Term A Facility, August 14, 2031 (the “Term A Facility Maturity Date”) and (iii) with respect to any Incremental Facility, the final maturity date specified in the applicable Incremental Amendment and (b) if the maturity of a Facility is extended pursuant to Section 2.18, such extended maturity date as determined pursuant thereto; provided that, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is subject to ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means,

(a)       with respect to any Disposition by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (A) all payments required to repay any Indebtedness that is secured by the asset that is the subject of such transaction (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees, costs and other expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income and other taxes paid or reasonably estimated to be actually payable within two years of the date of such transaction as a result of any gain recognized in connection therewith; and

(b)       with respect to any Debt Incurrence or the sale or issuance of any Equity Interest by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.

“Non Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

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“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including, for purposes of the Guaranty, the Collateral Documents, and Section 8.03, any Secured Hedge Agreement, Secured Cash Management Agreement or any definitive agreement in respect of any Bilateral Letter of Credit Facility) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any of its Subsidiaries thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising solely from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

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“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning assigned to such term in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Performance Guarantee” means any guarantee by any Person of the performance of the obligations of another Person (other than obligations in respect of payments, indebtedness or other monetary obligations of any kind) under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing.

“Performance Letter of Credit” means any standby letter of credit, the payment obligation under which is triggered by the Borrower or its applicable Subsidiary’s failure to meet one or more performance-based criteria and that does not permit any payment or drawing thereunder for failure of the account party to fulfill a payment obligation (i.e., payments in respect of indebtedness, monetary contractual obligation or other financial obligations of any kind) other than to support performance or return payment where a customer has made advance payments in respect of the purchase of products, goods and services, that:

(a)       supports the performance of the obligations of another Person under contracts of such other Person to design, develop, manufacture, construct or produce products or production facilities (and related nonmonetary obligations) or to provide services related to any of the foregoing or any warranty obligations arising out of any of the foregoing contracts;

(b)       would be considered to be a “performance standby letter of credit” pursuant to each Governmental Requirement or any other rule, regulation, examination manual or other guidelines of any Governmental Authority or other regulatory authority, central bank or comparable agency that (i) governs any reserve, special deposit or similar requirement against letters of credit, (ii) regulates the amount of capital required or expected to be maintained or funded against letters of credit or any participation obligation thereunder or (iii) determines the classification, risk-weighing, reporting, or capital treatment of or with respect to letters of credit or participation obligations therein; and

(c)       the issuer thereof, or any Person having a participation obligation therein, is or would be permitted, in compliance with the matters described in clause (b) of this definition, to convert its obligation thereunder to an on-balance sheet credit equivalent amount at 50% or less of the maximum amount thereof.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” has the meaning specified in Section 7.03(f).

“Permitted Liens” means any Liens permitted under Section 7.01.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in Section 1(d)(iii) of the Security Agreement.

“Pro Forma Basis” means:

(a)       for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that (i) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Specified Transaction to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or such Subsidiary during such period, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, disposed of by the Borrower or any Subsidiary during such period in connection with a Specified Transaction, based on the Disposed EBITDA of such disposed entity or business for such period (including the portion thereof occurring prior to such disposition); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA; and

(b)       in the event that the Borrower or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), during the applicable measurement period, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unfunded Commitment(s) and Outstanding Amount of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the unfunded Aggregate Commitments and aggregate Outstanding Amount under the applicable Facility or Facilities at such time, subject to adjustment as provided in Section 2.17; provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately

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prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The Pro Rata Share of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01, or thereafter in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Securitization Transaction” means any Securitization Transaction that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary, (b) all sales and/or contributions of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Reference Period” means, as of any date of determination, the period of four consecutive fiscal quarters ended on or immediately prior to such date for which financial statements of the Borrower and its Subsidiaries have been delivered to the Administrative Agent hereunder (or prior to the first such delivery, the financial statements referred to in Section 5.05(b)).

“Refinanced Term Loans” has the meaning specified in Section 10.01(i).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates; provided that a “Related Party” of an Indemnitee means (a) the respective partners, directors, officers, managers, or employees of such Indemnitee or any of its Affiliates and (b) the respective agents, administrators, trustees, advisors, or representatives of such Indemnitee or any of its Affiliates, in the case of this clause (b), acting on behalf of or at the instructions of such Indemnitee or Affiliate.

“Release” shall have the meaning ascribed to it in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. or any other Environmental Law.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” shall have the meaning ascribed to it in Section 101(24) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. or any other Environmental Law.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Replacement Term Loans” has the meaning specified in Section 10.01(i).

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“Report” has the meaning specified in Section 6.12(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Revolving Credit Commitments and (c) aggregate unused Term Commitments; provided that the unused Revolving Credit Commitment of, unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the Aggregate Commitments under the Revolving Credit Facility or, if such Commitments have expired or terminated, more than 50% of the Total Outstandings under the Revolving Credit Facility; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, as of any date of determination, in respect of a Term Facility, Term Loan Lenders holding more than 50% of the sum of (a) the undrawn aggregate Commitments under such Term Facility and (b) the Total Outstandings under such Term Facility; provided that the unused Term Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning specified in Section 7.14.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or

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members (or the equivalent Persons thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment; provided, however, that no such dividend, distribution, payment or return of capital shall constitute a “Restricted Payment” to the extent made solely with the common Equity Interests of the Borrower, or (b) any payment (excluding (x) scheduled payments of principal and interest, (y) any contingent interest payable under any convertible notes and (z) payments of accrued interest in connection with a prepayment, redemption or purchase of Indebtedness otherwise permitted by this Agreement, in each case not in violation of any applicable subordination provisions), prepayment, redemption (whether at the option of the holder or otherwise), purchase, defeasance, distribution involving cash, acquisition or other retirement for value in respect of any subordinated Indebtedness of the Borrower or any Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (d) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Credit Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed, initially as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment”, or thereafter in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.14(b) and as may be otherwise adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.18). The aggregate principal amount of the Revolving Credit Commitments on the Closing Date is $275,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Facility Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Revolving Credit Lender” means, at any time, any Lender (including any Additional Revolving Credit Lender) that has a Revolving Credit Commitment or outstanding Revolving Credit Loans at such time.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto,

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evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and any successor thereto of its rating business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into between any Loan Party or Subsidiary and any Cash Management Bank and that such Loan Party or Subsidiary and such Cash Management Bank agree, and notify the Administrative Agent in writing, shall be treated as a Secured Cash Management Agreement under the Loan Documents, and in any event will include each agreement set forth on Schedule 1.02.

“Secured Hedge Agreement” means any interest rate, foreign exchange and commodities Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party or Subsidiary and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Lenders providing any Bilateral Letter of Credit Facility, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in, one or more Qualified Securitization Transactions and other activities reasonably related thereto.

“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements), the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Subsidiary (other than a Securitization Subsidiary) pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Securitization Subsidiary that in turn sells such assets to a Person that is not a Subsidiary.

“Security Agreement” has the meaning specified in Section 4.01(a)(vi).

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“Security Agreement Supplement” has the meaning specified in Section 25(b) of the Security Agreement.

“Senior Debt” means Indebtedness that is not subordinated in right of payment to the Obligations.

“Senior Secured Debt” means Senior Debt that is secured by Liens on any property or assets of the Borrower or any of its Subsidiaries.

“Similar Business” means any (a) business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date, (b) any business that is a natural outgrowth or reasonable extension development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan bearing interest at a rate based on Term SOFR (and, for the avoidance of doubt, excluding any Loan that bears interest at a rate based on Term SOFR pursuant to clause (iii) of the definition of “Base Rate”).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; provided that if the context in which “Solvent” or “Solvency” is used refers to a Person together with its Subsidiaries, Person as used above shall be deemed to be a reference to such Person together with its Subsidiaries.

“SPC” has the meaning specified in Section 10.06(h).

“SPC Register” has the meaning specified in Section 10.06(h).

“Special Purpose Finance Subsidiary” means a special purpose entity organized under the laws of any state of the United States that is formed by the Borrower or any of its Subsidiaries solely for the purpose of incurring Indebtedness in connection with a Permitted Acquisition (the “Subject Acquisition”), the proceeds of which will be placed in escrow (such proceeds, the “Escrowed Proceeds”), pending the use of such proceeds, to effect transactions that at the time such proceeds are released from escrow are permitted hereunder (or that will result in a payment in full of the Obligations hereunder), which Subsidiary has no material assets other than such Escrowed Proceeds, any additional cash or Cash

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Equivalents held for the payment of interest and/or premiums with respect to such Indebtedness and related bank accounts, conducts no other business, and incurs no other Indebtedness; provided that (x) the Subject Acquisition shall be consummated or terminated on or prior to the date that is the “outside date” (or any term of similar import) as set forth in the definitive purchase agreement, merger agreement or other acquisition agreement governing such Subject Acquisition as may be in effect from time to time (the “Subject Acquisition Outside Date”) and (y) any such Indebtedness incurred is otherwise permitted under this Agreement.

“Specified Default” means any Default under Section 8.01(f) or (g) or any Event of Default.

“Specified Statutory Liens” means any Liens permitted under Section 7.01(c) or (d) with respect to any Collateral that, strictly by the operation of applicable Law, would have priority over any Liens granted to or in favor of the Administrative Agent under any Collateral Document.

“Specified Transactions” means (a) any Permitted Acquisition, (b) any Subject Disposition and (c) the Transactions.

“Spot Rate” for any Alternative Currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that an L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Subject Acquisition” has the meaning set forth in the definition of Special Purpose Finance Subsidiary.

“Subject Disposition” means any Disposition of property or assets other than any Disposition permitted by Section 7.05(a)(i), (b), (d), (e), (f), (g), (h) or (k).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company or other business entity (a) of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or (b) that is, as of such date, otherwise controlled, directly or indirectly, including through one or more Subsidiaries of such Person, in the case of each of clauses (a) and (b), by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward

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commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Exposure” means, at any time, the sum of the aggregate amount of all outstanding Swing Line Loans. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the aggregate Swing Line Exposure.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means Citizens Bank, N.A., in its capacity as provider of Swing Line Loans hereunder, and any other Revolving Credit Lender approved by the Administrative Agent and the Borrower that agrees to perform the duties of a Swing Line Lender hereunder or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower, if applicable.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $40,000,000 and (b) the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease in respect of which such Person is the lessee and retains or obtains ownership of the property so leased for Federal income tax purposes or (b) any so-called synthetic, off-balance sheet or tax retention lease or any other lease or similar arrangement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person or otherwise upon application of any Debtor Relief Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

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“Synthetic Lease Obligation” means the monetary obligation of a Person under a Synthetic Lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing pursuant to Section 2.01(b) consisting of simultaneous Term A Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(b).

“Term A Commitment” means, as to each Term A Lender at any time, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(b) or Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed, initially, the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment”, or thereafter in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased pursuant to Section 2.15 or as may be otherwise adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.18). The aggregate Term A Commitment of all Term A Lenders shall be $150,000,000 on the Closing Date.

“Term A Facility” means, at any time, (a) prior to the making of Term A Loans, the aggregate Term A Commitments of all Term A Lenders at such time and (b) thereafter, the Outstanding Amount of Term A Loans of all Term A Lenders at such time.

“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility pursuant to Section 2.01(b).

“Term A Note” means a promissory note of the Borrower payable to any Term A Lender or its registered assigns, in substantially the form of Exhibit C-1, evidencing the aggregate indebtedness of the Borrower to such Term A Lender resulting from the Term A Loans made or held by such Term A Lender.

“Term Borrowing” means any Term A Borrowing or Incremental Term Borrowing, as applicable.

“Term Commitment” means any Term A Commitment or Incremental Term Commitment, as applicable.

“Term Commitment Increase” has the meaning specified in Section 2.15(a).

“Term Facilities” means, at any time, the aggregate Term A Facility and the Incremental Term Facilities of all Lenders at such time, and “Term Facility” shall mean any of the Term A Facility or the Incremental Term Facilities, as the context may require.

“Term Facility Increase” has the meaning specified in Section 2.15(a).

“Term Loan” means any Term A Loan, Incremental Term Loan and/or any Extended Term Loan, as applicable.

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“Term Loan Lender” means, at any time, any Lender that has a Term Commitment or Term Loan, as applicable, at such time.

“Term Note” means any Term A Note or a promissory note of the Borrower payable to any Incremental Term Loan Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Incremental Term Loan Lender resulting from the Incremental Term Loans made by such Incremental Term Loan Lender.

“Term SOFR” means,

(a)       for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)       for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition shall be less than the Floor for any reason, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $40,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

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“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents on the Closing Date, (b) the creation of Liens pursuant to the Collateral Documents on the Closing Date and the initial borrowings hereunder to occur on the Closing Date, (c) the refinancing of the Existing Credit Agreement and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (a) for the purposes of Sections 5.23 and 7.17, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (b) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code or any Person that is disregarded as an entity separate from any such “United States Person” for U.S. Federal income Tax purposes.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.14(a)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Participant” has the meaning specified in Section 10.06(e).

“Voting Participant Notice” has the meaning specified in Section 10.06(e).

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“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (b) the sum of all such payments.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean lawful money of Japan.

1.02.       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The meanings of defined terms are, unless the context otherwise requires, equally applicable to the singular and plural forms of the defined terms, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(b)       (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)       Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of the Loan Document in which such reference appears.

(iii)       The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(iv)       The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v)       Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (C) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (D) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer

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to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to”, “ending on”, and “until” each mean “to but excluding” and the word “through” means “to and including.”

(d)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)       Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person hereunder (and each Division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03.       Accounting Terms.

(a)       All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded and (ii) all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842.

(b)       If at any time any change in GAAP would affect the computation of any financial ratio or requirement, including a negative covenant “basket,” set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

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1.04.       Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.       References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06.       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.07.       Letter of Credit Amounts. Unless otherwise specified, all references herein to the Dollar equivalent amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Dollar equivalent amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (except for purposes of calculating Consolidated Funded Indebtedness).

1.08.       Currency Equivalents, Exchange Rates, etc.

(a)       The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)       Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the applicable L/C Issuer.

1.09.       Limited Condition Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition or other Investment is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition or Investment and any Indebtedness that is to be used to finance such Acquisition or Investment in accordance with this Section 1.09, then the following provisions shall apply:

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(a)       any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Indebtedness shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the Borrower’s option, (x) at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Condition Acquisition or (y) upon the consummation of such Limited Condition Acquisition or the incurrence of such Indebtedness (such selected date, the “LCA Test Date”) and (ii) no Event of Default under any of Section 8.01(a), (f) or (g) shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);

(b)       any condition to such Limited Condition Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Acquisition or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Acquisition, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Acquisition as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Loan Documents which are customary for similar “certain funds” financings and required by the lenders providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c)       any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Indebtedness will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition and (ii) if any of such ratios are exceeded or conditions are not met following the LCA Test Date, but prior to the closing of such Limited Condition Acquisition, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;

(d)       except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated (i) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or

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assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Rate and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 7.10 (other than for the purpose of determining pro forma compliance with Section 7.10) shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated; and

(e)       the foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

1.10.       Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.       The Loans.

(a)       The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount outstanding not to exceed at any time the amount of such Lender’s Revolving Credit Commitment then in effect; provided, however, that, after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05 and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

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(b)       Term A Borrowings. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make to the Borrower on the Closing Date a single loan in Dollars consisting of a Term A Loan pursuant to the Term A Facility in an amount equal to its Term A Commitment. If the Borrower requests a Term Commitment Increase in respect of the Term A Facility in accordance with the provisions of Section 2.15, then subject to the terms and conditions set forth herein, each Term A Lender agreeing to provide an additional Term A Loan in accordance with the provisions of Section 2.15, shall make a single loan in an amount equal to its committed amount in respect of such additional Term A Loans to the Borrower on the applicable Incremental Term Facility Closing Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

(c)       The Incremental Term Borrowings. Subject to the terms and conditions set forth herein, each Incremental Term Loan Lender under the relevant Incremental Term Facility severally agrees to make a single loan in Dollars consisting of an Incremental Term Loan pursuant to such Incremental Term Facility in an amount equal to its Pro Rata Share of such Incremental Term Facility to the Borrower on the applicable Incremental Term Facility Closing Date. The applicable Incremental Term Borrowing shall consist of Incremental Term Loans made simultaneously by the applicable Incremental Term Loan Lenders in accordance with their respective Pro Rata Share of such Incremental Term Facility. If the Borrower requests a Term Commitment Increase in accordance with the provisions of Section 2.15, then subject to the terms and conditions set forth herein, each Incremental Term Loan Lender agreeing to provide an additional Incremental Term Loan in accordance with the provisions of Section 2.15 shall make a single loan in an amount equal to its committed amount in respect of such additional Incremental Term Loans to the Borrower on the applicable Incremental Term Facility Closing Date. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Incremental Term Loans may be Base Rate Loans or SOFR Loans as further provided herein.

2.02.       Borrowings, Conversions and Continuations of Loans.

(a)       Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone or (ii) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans and (B) on the requested date of any Borrowing of Base Rate Loans. Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all of the Appropriate Lenders. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such

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automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)       Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (i) 1:00 p.m., in the case of SOFR Loans and (ii) 2:00 p.m., in the case of Base Rate Loans, in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such outstanding L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)       Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.

(d)       The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)       After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect unless the Administrative Agent otherwise agrees.

(f)       The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)       Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

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2.03.       Letters of Credit.

(a)       The Letter of Credit Commitment.

(i)       Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) and (2) to honor drawings under the Letters of Credit, and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that on the date of any L/C Credit Extension with respect to any Letter of Credit and after giving effect thereto (1) the aggregate amount available to be drawn under all Letters of Credit issued by the applicable L/C Issuer issuing such Letter of Credit shall not exceed such L/C Issuer’s Letter of Credit Commitment (provided, that any L/C Issuer may, following a request from the Borrower each in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer’s Letter of Credit Commitment so long as the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit), (2) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (3) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, (4) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (5) the Outstanding Amount of L/C Obligations denominated in any Alternative Currency shall not exceed $15,000,000 (or, if less, the Letter of Credit Sublimit then in effect). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)       No L/C Issuer shall issue any Letter of Credit if (x) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date or (y) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)       No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing

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such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer (including policies as to the form, substance and beneficiary of such Letter of Credit and policies relating to such L/C Issuer’s issuance of Letters of Credit in the requested Alternative Currency at such time);

(C)       except as otherwise agreed by the Administrative Agent and such L/C Issuer (such agreement not to be unreasonably withheld or delayed), such Letter of Credit is in an initial face amount less than $25,000;

(D)       such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)       such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)       any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer in its sole discretion (it being agreed that with respect to Letters of Credit denominated in Dollars, Cash Collateral in an aggregate amount equal to 105% of the amount of L/C Obligations associated with such Letters of Credit shall be satisfactory) to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)       No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)       No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)       Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term

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“Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to such L/C Issuer.

(b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)       Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent and the Revolving Credit Lenders) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using a system provided or approved by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)       Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share of the Revolving Credit Facility times the amount of such Letter of Credit.

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(iii)       If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a specified date (the “Non Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii), (a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)       Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the applicable L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the amount of the drawing (converted into Dollars at the Spot Rate) promptly following the determination thereof. If the Borrower shall have received notice of such drawing, (A) prior to 12:00 noon on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent by not later than 3:00 p.m. on the Honor Date and (B) after 12:00 noon on the Honor Date, the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing by not later than 3:00 p.m. on the Business Day after the Honor Date. In the event that (A) a drawing denominated in an Alternative Currency

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is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (calculated, in the case of any drawing under a Letter of Credit denominated in any Alternative Currency at the Spot Rate) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans in Dollars, to be disbursed on the applicable reimbursement date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)       Each Revolving Credit Lender (including the Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share (with respect to the Revolving Credit Facility) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (in the case of any Letter of Credit denominated in an Alternative Currency, in the equivalent in Dollars calculated at the Spot Rate as notified by the applicable L/C Issuer promptly following the determination thereof), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit

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Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) of such amount shall be solely for the account of the applicable L/C Issuer.

(v)       Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)       If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)       Repayment of Participations.

(i)       At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share (with respect to the Revolving Credit Facility) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)       If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any

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of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share (with respect to the Revolving Credit Facility) thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this Section 2.03(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Borrower;

(v)       honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)       any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)       any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

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(viii)       any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;

(ix)       any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower or any Subsidiary in respect of such Letter of Credit; or

(x)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)       Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable, or (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a non-appealable judgment of a court of competent jurisdiction or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in Sections 2.03(e)(i) through (vi); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence as determined by a non-appealable judgment of a court of competent jurisdiction or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

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(g)       Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and each L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)       Letter of Credit Fees. From and after the Closing Date, the Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Facility, a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit in an amount equal to (i) a rate per annum equal to the Applicable Rate in effect from time to time for each day during the applicable calculation period as set forth in the grid in the definition of “Applicable Rate” under the caption “SOFR Percentage / Letter of Credit Fee” times (ii) the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit and determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate as of the most recent Revaluation Date); provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to Section 2.16 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders in accordance with the upward adjustments in their respective Pro Rata Shares of the Revolving Credit Facility allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. Letter of Credit Fees shall be computed on a quarterly basis in arrears and due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of a Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. From and after the Closing Date, the Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer in an amount equal to (i) with respect to each Documentary Letter of Credit, 0.125% of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate, (ii) with respect to any amendment of a Documentary Letter of Credit increasing the amount of such Letter of Credit, 0.125% of the amount of such increase determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate, and (iii) with respect to each standby Letter of Credit, 0.125% per annum of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) determined, in the case of any Letter of Credit denominated in an Alternative Currency, at the Spot Rate. Such fronting fee shall be due and payable (i) in the case of any Financial Letter of Credit or Performance Letter of Credit, on the last Business Day of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand

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and (ii) in the case of any Documentary Letter of Credit, on the date of issuance or amendment of any such Letter of Credit. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, correspondent bank fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)       Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)       Monthly L/C Issuer Report. At any time that any Lender other than the Person serving as the Administrative Agent is an L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clause(ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(k) shall limit the obligation of the Borrower or any applicable Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(l)       Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)       Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

2.04.       Swing Line Loans.

(a)       The Swing Line. Subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, each Swing Line Lender shall make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on

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any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share (with respect to the Revolving Credit Facility) of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the applicable Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (iii) the aggregate Outstanding Amount of the Swing Line Loans shall not exceed the Swing Line Sublimit, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (z) no Swing Line Lender shall be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share of the Revolving Credit Facility times the amount of such Swing Line Loan.

(b)       Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent which may be given (i) by telephone or (ii) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested borrowing date, which shall be a Business Day. Promptly after receipt by such Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (i) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (ii) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of such Swing Line Lender in immediately available funds.

(c)       Refinancing of Swing Line Loans.

(i)       Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf) and through the Administrative Agent, that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) of the amount of Swing Line Loans made by such Swing Line Lender then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for

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purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share (with respect to the Revolving Credit Facility) of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the applicable Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Swing Line Lender.

(ii)       If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by any Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.

(iv)       Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the

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obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)       Repayment of Participations.

(i)       At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if any Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share (with respect to the Revolving Credit Facility) of such payment in the same funds as those received by such Swing Line Lender.

(ii)       If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share thereof (with respect to the Revolving Credit Facility) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender. The obligations of the Lenders under this Section 2.04(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by it. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share (with respect to the Revolving Credit Facility) of any Swing Line Loan, interest in respect of such Pro Rata Share (with respect to the Revolving Credit Facility) shall be solely for the account of the applicable Swing Line Lender.

(f)       Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

(g)       Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(m)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

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2.05.       Prepayments.

(a)       Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans and otherwise be in a form reasonably acceptable to the Administrative Agent. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment pursuant to this Section 2.05 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied (i) to the Term A Facility or, if applicable, any Incremental Term Facilities as directed by the Borrower and (ii) to the principal repayment installments of the applicable facility as directed by the Borrower (or, if no such direction is provided, in direct order of maturity) and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of the applicable facility. Subject to Section 2.17, each prepayment of the outstanding Revolving Credit Loans shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Pro Rata Shares of the Revolving Credit Facility.

(i)       The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans made by such Swing Line Lender in whole or in part without premium or penalty; provided that (A) such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment pursuant to this Section 2.05 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b)       Mandatory.

(i)       If the Borrower or any of its Subsidiaries (other than any Excluded Joint Venture) Disposes of any property pursuant to Section 7.05(i) which results in the realization by such Person of Net Cash Proceeds in excess of $25,000,000 for any Disposition or series of related Dispositions and, to the extent in excess thereof, in excess of $50,000,000 in the aggregate during any fiscal year, the Borrower shall prepay an aggregate principal amount of the Term Loans equal to 100% of such Net Cash Proceeds

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in excess thereof received therefrom within five Business Days after the date of receipt thereof by the Borrower or such Subsidiary subject to the provisions of Sections 2.05(b)(iv) (such prepayments to be applied as set forth in Sections 2.05(b)(iii) and (b)(v)); provided that if the Borrower intends to invest such Net Cash Proceeds in assets used or useful in the business within 12 months after the receipt thereof (provided that if such reinvestment is not completed within 12 months after such date of receipt but the Borrower shall have entered into a binding commitment to so reinvest, the Borrower shall have an additional six months to complete such reinvestment or prepay the Term Loans), no mandatory prepayment shall be required under this Section 2.05(b)(i) in respect of such Net Cash Proceeds (or the applicable portion of such Net Cash Proceeds, if applicable); provided, further, that any Net Cash Proceeds not so reinvested at the end of such period shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05.

(ii)       If the Borrower or any of its Subsidiaries (other than any Excluded Joint Venture) receives any cash proceeds from any Debt Incurrence, the Borrower shall prepay an aggregate principal amount of the Term Loans equal to 100% of the Net Cash Proceeds therefrom within five Business Days after the date of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in Sections 2.05(b)(iii) and (b)(v)).

(iii)       Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied (A) ratably to the Term A Facility and, if applicable, any Incremental Term Facility (unless the lenders under such Incremental Term Facility agree to share on a less than pro rata basis) and (B) to the principal repayment installments thereof as directed by the Borrower (or, if no such direction is provided, in direct order of maturity) and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of the applicable Facility; provided that any mandatory prepayment applicable solely to any Incremental Term Facility that is in the form of a term loan “B” facility pursuant to Section 2.15 shall be applied solely to such term loan “B” facility and shall not be shared with the Term A Facility or any other Incremental Term Facility (other than as set forth in Section 2.05(b)(i) with respect to Dispositions of property pursuant to Section 7.05(i) or in Section 2.05(b)(ii) with respect to any Debt Incurrence).

(iv)       Notwithstanding any provisions of Section 2.05(b)(i) or (b)(ii) to the contrary if any mandatory prepayments under Section 2.05(b)(i) or (b)(ii) would result in the Borrower incurring any obligation (as determined in the reasonable judgment of the Borrower) under Section 3.05 as a result of any such mandatory prepayment of SOFR Loans prior to the last day of an Interest Period, so long as no Event of Default has occurred and is continuing, the Borrower may defer the making of such mandatory prepayment until the earlier of (A) the last day of such Interest Period and (B) the date thirty days after the date on which such mandatory prepayment would otherwise have been required to be made; provided that if any Base Rate Loans are then outstanding, such prepayment shall be made of such Base Rate Loans within the timeframes provided in Sections 2.05(b)(i) or (ii) and any excess shall then be applied as provided in this Section 2.05(b)(iv).

(v)       Notwithstanding any provisions of Section 2.05(b)(i) or (b)(ii) to the contrary:

(A)       to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event of Term Loans pursuant to Section 2.05(b)(i) or (b)(ii) is prohibited, restricted or delayed by (A) applicable local law (including laws related to financial

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assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the board of directors of the Borrower or any applicable Subsidiary) or (B) other contractual restrictions as a result of minority ownership, in each case from being repatriated or transferred to the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.5(b), but may be retained by the Borrower or the applicable Subsidiary; or

(B)       to the extent that the Borrower has reasonably determined in good faith that repatriation or transfer of any of or all the Net Cash Proceeds giving rise to a prepayment event pursuant to Section 2.05(b)(i) or (b)(ii) would reasonably be expected to have a material adverse tax consequence to the Borrower, any of its Subsidiaries or any direct or indirect equityholder of the Borrower, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.5(b), but may be retained by the Borrower or the applicable Subsidiary without being repatriated or transferred.

(c)       If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility then in effect, the Borrower shall immediately prepay Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans the Total Revolving Credit Outstandings exceed the Revolving Credit Facility then in effect.

2.06.       Termination or Reduction of Commitments.

(a)       Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Term Commitments, the Swing Line Sublimit, the Letter of Credit Sublimit or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Term Commitments, the Swing Line Sublimit, the Letter of Credit Sublimit or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit and (iv) to the extent practicable, each partial reduction in the Letter of Credit Sublimit shall be allocated ratably among the L/C Issuers in accordance with their respective Letter of Credit Commitments.

(b)       Mandatory.

(i)       The aggregate Term Commitments under any Term Facility shall be automatically and permanently reduced to zero on the date of a Term Borrowing under such Term Facility (after giving effect to such Term Borrowing).

(ii)       Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Facility Maturity Date.

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(iii)       If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(c)       Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Term Commitment, the Swing Line Sublimit, the Letter of Credit Sublimit or the unused Revolving Credit Commitment under this Section 2.06. Each reduction of the unused portion of the Term Commitments pursuant to Section 2.06(a) shall be applied ratably to the Term Facilities and to the principal repayment installments thereof on a pro rata basis. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(d)       Scheduled Reduction of Incremental Term Commitments. With respect to any Incremental Term Facility, any reduction in the Incremental Term Commitments under such Incremental Term Facility shall be set forth in the applicable Incremental Term Facility Supplement.

2.07.       Repayment of Loans.

(a)       Term A Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders (i) on the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2026, an aggregate principal amount equal to (A) in the case of the fiscal quarters ending December 31, 2026 through and including September 30, 2027, 0.625% of the aggregate principal amount of all Term A Loans outstanding on the Closing Date, (B) in the case of the fiscal quarters ending December 31, 2027 through and including September 30, 2030, 1.250% of the aggregate principal amount of all Term A Loans outstanding on the Closing Date and (C) in the case of each fiscal quarter ending thereafter, 1.875% of the aggregate principal amount of all Term A Loans outstanding on the Closing Date (which amounts shall, in each case, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term A Facility, the aggregate principal amount of all Term A Loans outstanding on such date.

(b)       Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of each Revolving Credit Lender on the Revolving Credit Facility Maturity Date the then unpaid aggregate principal amount of each Revolving Credit Loan of such Lender outstanding on such date.

(c)       Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date that is ten Business Days after such Loan is made and (ii) the Revolving Credit Facility Maturity Date.

(d)       Incremental Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Incremental Term Loan Lenders (i) the aggregate principal amount of all Incremental Term Loans under any applicable Incremental Term Facility outstanding on the dates in the respective amounts on such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) as may be set forth in the applicable Incremental Term Facility Supplement and (ii) on the Maturity Date for the applicable Incremental Term Facility, the aggregate principal amount of all applicable Incremental Term Loans outstanding on such date.

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2.08.       Interest.

(a)       Subject to the provisions of Section 2.08(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for the applicable Facility; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the applicable Facility and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a fluctuating rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)       (i) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), all overdue amounts shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.       Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a)       Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Facility, a commitment fee equal to the Applicable Rate for the commitment fee times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Facility Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay the fees set forth in the Fee Letter in the amounts and at the times specified therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.       Computation of Interest and Fees.

(a)       All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or

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such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)       Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.11.       Evidence of Indebtedness.

(a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)       Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.12.       Payments Generally.

(a)       All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified

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herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may, in the Administrative Agent’s reasonable discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)       If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)       Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)       if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii)       if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights, which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

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A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)       If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)       The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)       Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)       The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(h)       Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13.       Sharing of Payments. If, other than as expressly provided in the next succeeding paragraph, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, counterclaim or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in

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Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion) or otherwise, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

The provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

2.14.       Increase in Revolving Commitments.

(a)       Subject to the provisions of Section 1.09 in respect of any Revolving Credit Commitment Increase to finance a Limited Condition Acquisition, the Borrower may from time to time after the Closing Date request an increase in the Revolving Credit Commitments (each a “Revolving Credit Facility Increase”) or add new Revolving Credit Commitments (each, an “Incremental Revolving Credit Facility”) (each request for a Revolving Credit Facility Increase and/or an Incremental Revolving Credit Facility being a “Revolving Credit Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 (unless the Administrative Agent otherwise agrees) and (ii) the aggregate amount of Revolving Credit Commitment Increases effected from time to time after the Closing Date (together with the amount of Term Commitment Increases effected pursuant to Section 2.15 and any Incremental Equivalent Debt incurred pursuant to Section 7.02(n)) shall not exceed the Incremental Cap. Except as otherwise provided herein, the terms and conditions of any Incremental Revolving Credit Facility shall be identical to those of the Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent; provided that (A) the upfront fees for any Revolving Credit Commitment Increase shall be determined by the Borrower and the lenders providing such Revolving Credit Commitment Increase, (B) the Maturity Date for any Incremental Revolving Credit Facility shall be no earlier than the Revolving Credit Facility Maturity Date then in effect, (C) there shall be no mandatory reduction of any commitments in respect of any Revolving Credit Commitment Increase prior to the Revolving Credit Facility Maturity Date then in effect and (D) any Revolving Credit Commitment Increase may include additional or different covenants or other provisions that are agreed between the Borrower and the lenders providing such Revolving Credit Commitment Increase that are applicable solely after the Latest Maturity Date then in effect; provided that any Revolving Credit Commitment Increase may add additional or more restrictive financial covenants so long as the Lenders

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under the then-existing Facilities receive the benefit of the same. All Revolving Credit Commitment Increases shall rank pari passu in right of security on the Collateral with the other Facilities then in effect and shall be Guaranteed by the Guarantors.

(b)       The Borrower may request additional Revolving Credit Commitments from existing Lenders or new lenders that are Eligible Assignees. Schedule 2.01 shall be modified accordingly for all such new Revolving Credit Commitments. No Lender shall be obligated to provide any new Revolving Credit Commitments unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Revolving Credit Commitment Increase. Any Eligible Assignee or new lender agreeing to a Revolving Credit Commitment Increase shall, upon execution of a Joinder Agreement or an Incremental Amendment, as applicable, become a Revolving Credit Lender hereunder. With respect to any Revolving Credit Facility Increase, the terms thereof shall be set forth in an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Administrative Agent and the applicable lenders providing such Revolving Credit Facility Increase, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent to effect the provisions of this Section 2.14. In the event that any financial maintenance covenant is to be added for the benefit of the Lenders in respect of any Revolving Credit Commitment Increase, no consent of the Administrative Agent or any other Lender shall be required to the extent such financial maintenance covenant is also added for the benefit of the other Lenders hereunder; provided that such financial maintenance covenant shall not be required to be added for the benefit of any Lenders in respect of any Incremental Term Facility then existing under this Agreement that is in the form of a term loan “B” facility.

(c)       If any Revolving Credit Commitment Increase is effected in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. Such Revolving Credit Commitment Increase shall be subject to the following conditions precedent:

(i)       the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, the conditions set forth in Sections 2.14(c)(ii) and (iii) are satisfied,

(ii)       subject to Section 1.09 in respect of any Revolving Credit Commitment Increase to finance a Limited Condition Acquisition, the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, to the extent any such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent any such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively,

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(iii)       subject to Section 1.09 in respect of any Revolving Credit Commitment Increase to finance a Limited Condition Acquisition, no Default or Event of Default shall exist on such Increase Effective Date after giving effect to such Revolving Credit Commitment Increase,

(iv)       to the extent any Borrowings are to be made on the Increase Effective Date, the Borrower shall deliver or cause to be delivered to the Administrative Agent and, if applicable, an L/C Issuer or a Swing Line Lender a Request for Credit Extension in accordance with the requirements hereof, and

(v)       the Borrower shall deliver or cause to be delivered to the Administrative Agent any customary legal opinions or other customary documents reasonably requested by the lenders providing such Revolving Credit Commitment Increase.

(d)       On each Increase Effective Date with respect to a Revolving Credit Facility Increase, (i) the Borrower shall prepay Revolving Credit Loans outstanding on such Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05), including with the proceeds of new Revolving Credit Borrowings, to the extent necessary to keep Revolving Credit Loans ratable with any revised Pro Rata Shares (in respect of the Revolving Credit Facility) arising from any nonratable increase in the Commitments under this Section 2.14 and (ii) if any L/C Advances are then outstanding pursuant to Section 2.03(c)(iii) or any participations in Swing Line Loans pursuant to Section 2.04(c)(ii) are outstanding, each Additional Revolving Credit Lender and each existing Revolving Credit Lender increasing its Revolving Credit Commitments shall make such L/C Advances or fund such participations in Swing Line Loans, and the L/C Advances or participations in Swing Line Loans of existing Revolving Credit Lenders not increasing their Revolving Credit Commitments shall be repaid, in each case, to the extent necessary to keep such L/C Advances and participations ratable with any revised Pro Rata Shares (in respect of the Revolving Credit Facility) arising from any nonratable increase in the Commitments pursuant to this Section 2.14. For the avoidance of doubt, it is understood and agreed that the Borrower may pay fees (including upfront fees) to each Lender that provides a Revolving Credit Commitment Increase.

(e)       This Section 2.14 shall supersede any provisions in Sections 2.13 and 10.01 to the contrary.

2.15.       Incremental Term Commitments.

(a)       Subject to the provisions of Section 1.09 in respect of any Term Commitment Increase to finance a Limited Condition Acquisition, upon notice to the Administrative Agent, the Borrower may from time to time after the Closing Date, request an increase in the aggregate principal amount of the Term A Facility or any existing Incremental Term Facility (each a “Term Facility Increase”) and/or the addition of one or more new pari passu term loan facilities (each an “Incremental Term Facility”) (each such request for a Term Facility Increase and/or an Incremental Term Facility being a “Term Commitment Increase” and, together with a Revolving Credit Commitment Increase, a “Commitment Increase”); provided that (i) any such request for a Term Commitment Increase shall be in a minimum amount of $25,000,000 (unless otherwise agreed by the Administrative Agent) and (ii) the aggregate amount of Term Commitment Increases effected from time to time after the Closing Date (together with the amount of Revolving Credit Commitment Increases effected pursuant to Section 2.14 and any Incremental Equivalent Debt incurred pursuant to Section 7.02(n)) shall not exceed the Incremental Cap. Except as otherwise provided herein, the terms and conditions of any Term Commitment Increase shall be identical to those of any then outstanding Term Facility or otherwise reasonably acceptable to the Administrative Agent; provided that (A) the upfront fees, interest rates and, subject to clause (C) below, amortization schedule for

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any such Term Commitment Increase shall be determined by the Borrower and the Incremental Term Loan Lenders providing such Term Commitment Increase, (B) the final maturity date of any Incremental Term Facility shall be no earlier than the Term A Facility Maturity Date then in effect, (C) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the remaining weighted average life to maturity of the Term A Loans (determined without giving effect to any prepayments that reduce amortization); provided that the foregoing clauses (B) and (C) shall not apply to customary bridge facilities, (D) notwithstanding the foregoing, any Incremental Term Facility that is in the form of a term loan “B” facility shall not be required to be subject to the financial maintenance covenants applicable to the Term A Facility (and, for the avoidance of doubt, may be structured on a “covenant-lite” basis without any financial maintenance covenants or with financial maintenance covenants that differ from those applicable to the Term A Facility), (E) any Incremental Term Facility that is in the form of a term loan “B” facility may include mandatory prepayment events customary for term loan “B” facilities (including, without limitation, excess cash flow sweeps and debt incurrence prepayments) that are not applicable to the Term A Facility and (F) a Term Commitment Increase may include additional or different covenants or other provisions that are agreed between the Borrower and the Incremental Term Loan Lenders providing such Term Commitment Increase that are applicable solely after the Latest Maturity Date then in effect; provided that any Term Commitment Increase may add additional or more restrictive financial covenants and/or mandatory prepayments, so long as the Lenders under the then-existing Facilities receive the benefit of the same (and, in the case of any mandatory prepayment, are entitled to share therein on not less than a pro rata basis); provided, further, that such sharing requirement shall not apply to mandatory prepayment events included in any Incremental Term Facility that is in the form of a term loan “B” facility pursuant to clause (E) above. The Incremental Term Loans in respect of any Incremental Term Facility shall rank pari passu in right of payment with the Loans, shall rank pari passu in right of security on the Collateral with the other Facilities then in effect and shall be Guaranteed only by the Loan Parties.

(b)       The Borrower may request additional Term Commitment Increases from existing Lenders or new lenders that are Eligible Assignees. Schedule 2.01 shall be modified accordingly for all such new Term Commitments. No Lender shall be obligated to provide any Term Commitment Increase unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Term Commitment Increase. Any Eligible Assignee or new lender agreeing to a Term Commitment Increase shall, upon execution of a Joinder Agreement or an Incremental Amendment, as applicable, become a Term Loan Lender hereunder. With respect to any Term Facility Increase, the terms thereof shall be set forth in an Incremental Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Administrative Agent and the applicable Incremental Term Loan Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent to effect the provisions of this Section 2.15. In the event that any financial maintenance covenant is to be added for the benefit of the Lenders in respect of any Incremental Term Loans, no consent of the Administrative Agent or any other Lender shall be required to the extent such financial maintenance covenant is also added for the benefit of the other Lenders hereunder; provided that such financial maintenance covenant shall not be required to be added for the benefit of any Lenders in respect of any Incremental Term Facility then existing under this Agreement that is in the form of a term loan “B” facility.

(c)       If any Term Commitment Increase is effected in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocation of such Term Commitment Increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Incremental Effective Date. Such Term Commitment Increase shall be subject to the following conditions precedent:

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(i)       the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, the conditions set forth in Sections 2.15(c)(ii) and (iii) are satisfied

(ii)       subject to Section 1.09 in respect of any Term Commitment Increase to finance a Limited Condition Acquisition, the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, to the extent any such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in all respects) on and as of the Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, to the extent any such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in all respects) as of such earlier date, and except that for purposes of this Section 2.15 the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively,

(iii)       subject to Section 1.09 in respect of any Term Commitment Increase to finance a Limited Condition Acquisition, no Default or Event of Default shall exist on such Incremental Effective Date after giving effect to such Term Commitment Increase,

(iv)       to the extent any Borrowings are to be made on the Incremental Effective Date, the Borrower shall deliver or cause to be delivered to the Administrative Agent a Request for Credit Extension in accordance with the requirements hereof and

(v)       the Borrower shall deliver or cause to be delivered to the Administrative Agent any customary legal opinions or other customary documents reasonably requested by the Incremental Term Loan Lenders providing such Term Commitment Increase.

(d)       For the avoidance of doubt, it is understood and agreed that the Borrower may pay fees (including upfront fees) to each Lender that provides a Term Commitment Increase.

(e)       This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16.       Cash Collateral.

(a)       Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender that is a Revolving Credit Lender, immediately upon the request of the Administrative Agent or any L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

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(b)       Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.03, 2.04, 2.05, 2.17 or in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)       Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (A) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (B) the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17.       Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 10.01.

(ii) Reallocation of Payments. (A) Any payment of principal, interest, fees or other amounts received by the Administrative Agent under this Agreement for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative

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Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an L/C Issuer or a Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an L/C Issuer or a Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)       Reallocation of Pro Rata Shares to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender that is a Revolving Credit Lender, for purposes of computing the amount of the obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the Pro Rata Share of each non-Defaulting Revolving Credit Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender, but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim

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of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)       Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.17(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)       Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lenders and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18.       Extension of Maturity Date.

(a)       Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a tranche of Term Loans with a like Maturity Date or Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with the same Maturity Date, as the case may be), the Borrower may from time to time extend the applicable Maturity Date of any Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (or, to the extent any such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in all respects) on and as of the time the offering document in respect of an Extension Offer is delivered to the Lenders, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and

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correct in all material respects (or, to the extent any such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in all respects) as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, (ii) except as to interest rates, fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (A) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Share of the Revolving Credit Facility (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (2) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments) and (B) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates (unless the Administrative Agent otherwise agrees), (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the applicable amortization schedule applicable to Term Loans pursuant to Section 2.07 for periods prior to the original Maturity Date may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Term Loans being extended (prior to such extension), (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which the applicable Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term Loans or Revolving Credit Loans, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer and (viii) all documentation in respect of such Extension shall be consistent with the foregoing. For the avoidance of doubt, no Lender shall be required to participate in any Extension, any Lender that fails to consent to an Extension Offer shall be deemed to have declined such Extension Offer and the Loans and Commitments of any non-participating Lenders shall mature (and the Commitments terminate) on the applicable Maturity Date.

(b)       With respect to all Extensions consummated by the Borrower pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) each Extension Offer shall be in a minimum amount of $50,000,000 aggregate principal amount of Term Loans or Revolving Credit Commitments (as applicable) of any or all

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applicable tranches to be extended (unless (x) otherwise agreed to by the Administrative Agent in its reasonable discretion or (y) the Extension Offer is made to extend Term Loans or Revolving Credit Commitments to the same Maturity Date as a prior Extension Offer). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18; provided that, for the avoidance of doubt, such consent shall not be deemed to be an acceptance of any particular Extension Offer by the Administrative Agent or any Lender.

(c)       The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower (and without the consent of any other Person) as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.18. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the manner in which the amendments contemplated by this Section 2.18(c) are drafted and implemented and, if the Administrative Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence, it being understood that this provision relates solely to the manner of implementation; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

(d)       In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.       Taxes.

(a)       Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for Taxes, excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its net income (however denominated) or gross income, or franchise Taxes, in each case (A) imposed by the United States or by any jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or in which the Administrative Agent or such Lender has a lending office or its principal office or (B) that are Other Connection Taxes, (ii) branch profits Taxes, and any similar Taxes, imposed by the United States or any other jurisdiction in which any such lending office or principal executive office is located or in which the Administrative Agent or such Lender, as the case may be, is deemed to be doing business, (iii) in the case

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of a Lender, the amount of U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law as in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06(c)) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 3.01(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) Taxes attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 10.14(a) and (v) any U.S. Federal withholding Taxes imposed pursuant to FATCA (all such non-excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document being hereinafter referred to as “Indemnified Taxes” and all such excluded Taxes being hereinafter referred to as “Excluded Taxes”). If any withholding agent shall be required by any applicable Law to deduct or withhold any Tax from or in respect of the payment of any sum payable to the Administrative Agent or any Lender by or on account of any obligations of any Loan Party under any Loan Document, then (w) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), the Administrative Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (x) such withholding agent shall be entitled to make such deductions and withholdings, (y) such withholding agent shall timely pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable Law and (z) within 30 days after the date of such payment to such Governmental Authority, such withholding agent shall furnish to the Administrative Agent (which shall forward the same to the applicable Lender) or to such Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or such other written evidence of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)       In addition, each of the Loan Parties agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes or similar charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)       Each of the Loan Parties agrees to indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), in each case to the extent paid by the Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or the Administrative Agent makes a demand therefor. A certificate setting forth the amount of such payment delivered by a Lender or the Administrative Agent to the Borrower shall be conclusive absent the manifest error.

(d)       If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of Indemnified Taxes or Other Taxes paid by any Loan Party or for which any Loan Party has indemnified any Lender or the Administrative Agent, as the case may be, pursuant to this Section 3.01, then such Lender or the Administrative Agent, as applicable, shall pay the amount of such refund, net of any expenses incurred by, or any Indemnified Taxes or Other Taxes imposed on, such Lender or the Administrative Agent, to the applicable Loan Party within 30 days of the

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receipt of such amount; provided that the Loan Party agrees, upon the request of such Lender or the Administrative Agent, to promptly return the amount of such refund (or a portion thereof) to such Lender or the Administrative Agent (together with the amount of any applicable penalties, interest or other charges in respect thereof) if such Lender or the Administrative Agent is required to repay such refund (or a portion thereof) to the relevant Governmental Authority. Notwithstanding the foregoing, (i) no Loan Party shall be entitled to review the tax records or financial information of (or any other information relating to Taxes deemed confidential by) any Lender or the Administrative Agent and (ii) for the avoidance of doubt, neither the Administrative Agent nor any Lender shall have any obligation to pursue any refund of Indemnified Taxes or Other Taxes paid by any Loan Party. Notwithstanding anything to the contrary in this Section 3.01(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(e)       The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents, including Taxes for which none of the Loan Parties is required to pay additional amounts pursuant to Section 3.01(a). Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e). The obligations of the Lenders under this Section 3.01(e) shall survive the termination of the Commitments, the repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

3.02.       Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund or charge interest with respect to Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund, charge interest with respect to or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the

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Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, subject such Lender to any unreimbursed cost or expense or otherwise be materially disadvantageous to such Lender.

3.03.       Inability to Determine Rates.

(a)       If in connection with any request for a SOFR Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the relevant interbank market for the applicable amount and Interest Period of such SOFR Loan, or (B) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan, provided that no Benchmark Transition Event shall have occurred at such time or for such Interest Period, or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such SOFR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans shall be suspended, (to the extent of the affected SOFR Loans or Interest Periods) and in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (y) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate loans at the end of the applicable Interest Period.

(b)       Benchmark Replacement.

(i)       Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of

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such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii)       No Swap Contract shall be deemed to be a “Loan Document” for purposes of this Section 3.03.

(c)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark

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Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.04.       Increased Cost; Reserves on SOFR Loans.

(a)       Increased Costs Generally. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)       subject the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (iii) through (v) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein (other than Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to Term SOFR (or, in the case of Section 3.04(a)(ii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)       Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding

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company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.       Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)       any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)       any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower (including any such failure arising as a result of a revocation by the Borrower of any notice of prepayment, borrowing, continuation or conversion); or

(c)       any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the relevant interbank SOFR market for a comparable amount and for a comparable period, whether or not such SOFR Loan was in fact so funded.

3.06.       Matters Applicable to all Requests for Compensation.

(a)       A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)       Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation

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under Section 3.04, or if the Borrower is required to pay any material amount of Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

(c)       If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, the relevant lender has declined or is unable to designate a different lending office in accordance with Section 3.06(b), then the Borrower may replace such Lender in accordance with Section 10.16 if such replacement would result in a reduction of such compensation or Taxes.

3.07.       Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, and resignation or removal of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.       Conditions to Closing Date. The obligations of the Lenders to make Loans and any L/C Issuer to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder on the terms provided herein are subject to the satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a)       The Administrative Agent’s receipt of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)       executed counterparts of this Agreement by each party hereto;

(ii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, each properly executed by a Responsible Officer of the Borrower and each other applicable Loan Party;

(iii)       such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party (A) is duly organized or formed, including a certified true and correct copy of the charter of such Loan Party, and each amendment thereto, as in effect on the Closing Date, and (B) is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

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(iv)       executed counterparts of the Guaranty by each Loan Party party thereto;

(v)       a Note duly executed by the Borrower in favor of each Lender requesting a Note at least three Business Days prior to the Closing Date;

(vi)       a security agreement, in substantially the form of Exhibit G hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)       proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B)       a Perfection Certificate, in substantially the form of Exhibit N, duly executed by each of the Loan Parties,

(C)       copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens or Liens to be released on the Closing Date pursuant to documentation delivered under clause (xi) below),

(D)       evidence of insurance coverage required by terms of any Loan Document satisfactory to the Administrative Agent;

(vii)       Intellectual Property Security Agreements, in form and substance reasonably satisfactory to the Administrative Agent, covering the items set forth on Schedule IV to the Security Agreement;

(viii)       a favorable opinion of Cravath, Swaine & Moore LLP, special New York counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(ix)       a certificate attesting to the Solvency of the Borrower and its Subsidiaries, on a consolidated basis, immediately before and immediately after giving effect to the Transactions, from the Chief Financial Officer of the Borrower, in substantially the form of Exhibit I hereto;

(x)       a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and

(xi)       copies of duly executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, executed by the administrative agent under the

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Existing Credit Agreement, together with (a) UCC-3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens upon any of the personal property of the Borrower and its Subsidiaries in respect of the Existing Credit Agreement and any other Indebtedness not permitted hereunder and (b) any other releases, terminations or other documents reasonably required by the Administrative Agent.

(b)       (i) Each of the Loan Parties shall have provided the documentation and other information to the Administrative Agent (and any Lender requesting such documentation or information) that is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering laws, rules and regulations, including the Act, with respect to the Borrower and the Guarantors, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to the Borrower to the Administrative Agent (and any Lender requesting such Beneficial Ownership Certification), in each case, to the extent requested at least seven days prior to the Closing Date.

(c)       All principal, accrued but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding under the Existing Credit Agreement shall have been paid in full, or shall be paid in full substantially concurrently with the initial Credit Extension hereunder.

(d)       The Borrower shall have paid, on or prior to the Closing Date, (i) all fees and expenses (including the reasonable fees and expenses of counsel to the Administrative Agent) required to be paid on the Closing Date pursuant to Section 2.09(b) and (ii) all other fees and expenses required to be paid pursuant to Section 10.04(a) for which invoices shall have been presented to the Borrower at least three days prior to the Closing Date (or such shorter time as the Borrower may agree).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

4.02.       Conditions to all Credit Extensions. Subject to Section 1.09 solely with respect to any Commitment Increase incurred to finance a substantially concurrent Limited Condition Acquisition, the obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:

(a)       the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively; provided that, to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, such representations and warranties shall be true and correct in all respects.

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(b)       No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)       The Administrative Agent and, if applicable, an L/C Issuer or a Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that, to the extent applicable, the conditions specified in Sections 4.02(a) and (b) have been satisfied or will be satisfied on and as of the date of the applicable Credit Extension and the Administrative Agent shall have received for the account of such Lender or such L/C Issuer a certificate signed by a duly authorized officer of the Borrower, dated the date of such Credit Extension, stating that such statements are true.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

5.01.       Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws (such compliance to include compliance with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Act and all other laws and regulations relating to bribery, money laundering and terrorist activities, but shall exclude compliance with Environmental Laws, which is the subject of Section 5.09); except in each case referred to in clause (a) (other than with respect to the Borrower and the Guarantors), (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (c) violate any Law or (d) result in the creation of any Lien other than a Lien expressly permitted under Section 7.01, except with respect to any conflict, breach or contravention or payment referred to in clause (b)(i), to the extent that such conflict, breach or contravention or payment could not reasonably be expected to have a Material Adverse Effect.

5.03.       Governmental Authorization; Other Consents. As of the Closing Date, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan

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Document or Material Debt Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (subject to Specified Statutory Liens) nature thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04.       Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

5.05.       Financial Statements; No Material Adverse Effect.

(a)       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)       The unaudited consolidated financial statements of the Borrower and its Subsidiaries as of June 30, 2026 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)       Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06.       Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Liabilities or other environmental matters, which are the subject of Section 5.09.

5.07.       No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions or any other transactions contemplated by this Agreement or any other Loan Document.

5.08.       Ownership of Property; Liens; Investments.

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(a)       The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business as it is currently conducted, except for Permitted Liens and such other defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)       The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09.       Environmental Matters. Except as disclosed on Schedule 5.09:

(a)       the Borrower and its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Environmental Permits, other than non-compliances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(b)       neither the Borrower nor any of its Subsidiaries nor any property currently, or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened, written claim, order or legally-binding agreement with any Governmental Authority to conduct any Remedial Action pursuant to Environmental Law, written notice of violation or written notice of potential liability or, to the knowledge of the Borrower or any of its Subsidiaries, is the subject of any pending governmental investigation of which the Borrower or any of its Subsidiaries have written notice, in each case under or pursuant to Environmental Laws other than those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(c)       as of the Closing Date, neither the Borrower nor any of its Subsidiaries operates their respective currently owned or leased real property as a treatment or storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog, other than instances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(d)       other than instances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no environmental conditions known to the Borrower or its Subsidiaries arising out of or relating to the operations or ownership of the Borrower or any of its Subsidiaries at the property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would be reasonably expected to have resulted in any material Environmental Liabilities that are not specifically included in the financial information furnished to the Lenders, unless such liabilities are reasonably expected to be (i) covered by environmental liability insurance or (ii) subject to an indemnity satisfactory to the Borrower from, to the extent that the board of directors of the Borrower has determined in good faith to be appropriately credit worthy in relation to the potential amount of such liabilities, any Person that is not an Affiliate of the Borrower;

(e)       as of the Closing Date, no Environmental Lien has attached to any property of the Borrower or its Subsidiaries and, to the knowledge of the Borrower or its Subsidiaries, no facts, circumstances or conditions exist that would result in such a Lien, except as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(f)       neither the Borrower nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, as of the Closing Date, any investigation or assessment or Remedial Action relating to any actual or threatened release of Hazardous Materials at any location or

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disposal site, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, during the period of ownership or operation by the Borrower or any of its Subsidiaries, formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of by Borrower or any of its Subsidiaries in a manner that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.10.       Insurance. The properties of the Borrower and its Subsidiaries are insured in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11.       Taxes. The Borrower and its Subsidiaries have filed all Federal and all material state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12.       ERISA Compliance.

(a)       Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower after due and diligent investigation, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)       There are no pending or, to the knowledge of the Borrower after due and diligent investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)       (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no application for a waiver of the minimum funding standard has been filed with respect to any Pension Plan; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and to the knowledge of the Borrower after due and diligent investigation, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA, except, in the case of each of clauses (i) through (v) above, for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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(d)       With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”), any employer and employee contributions required by applicable Law or by the terms of such Foreign Government Scheme or Arrangement have been made, or, if applicable, accrued, in accordance with appropriate accounting practices, except for instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)       As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13.       Subsidiaries; Equity Interests. As of the Closing Date and as of each date for which Schedule 5.13 has been supplemented in accordance with Section 6.02(i): (i) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such material Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower and/or one or more of its Subsidiaries in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents and liens permitted under Section 7.01(c); (ii) the Borrower and its Subsidiaries have no Investments constituting Equity Interests in any Person other than (x) Subsidiaries and (y) those specifically disclosed in Part (b) of Schedule 5.13; (iii) set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation; and (iv) the charter of each Loan Party and each amendment thereto is valid and in full force and effect.

5.14.       Margin Regulations; Investment Company Act.

(a)       The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)       None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.       Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time; it being understood that such projections may vary from actual results and that such variances may be material.

5.16.       Sanctions. No Loan Party or any Subsidiary of any Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) has (within the previous five years) engaged in

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any transaction with any Person who was at the time of such transaction, to the knowledge of the Loan Parties, the subject of Sanctions or who was located, organized or residing in any Designated Jurisdiction or (iv) is included on OFAC’s List of Specially Designated Nationals, the UK Sanctions List or any similar list enforced by any other relevant Sanctions authority. The Transactions will not violate any applicable Sanctions. No Borrowing or Letter of Credit or the use of proceeds thereof will violate any applicable Sanctions. The Loan Parties and their Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to promote material compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

5.17.       Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries own, or have secured licenses for, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses (collectively, “IP Rights”). To the knowledge of each Loan Party and its Subsidiaries, their respective businesses and the use of the IP Rights in connection with such businesses do not materially infringe or misappropriate the intellectual property rights of any other Person. To the knowledge of the Borrower and its Subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries materially infringes upon any intellectual property rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing, that, in either case, would reasonably be expected to have a Material Adverse Effect.

5.18.       Solvency. On the Closing Date, after giving effect to the Transactions, the Loan Parties are, on a consolidated basis, Solvent.

5.19.       Perfection, Etc. To the extent required by this Agreement and the Security Agreement, all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken or will be duly made or taken immediately after the Closing Date, and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral subject to Specified Statutory Liens, securing the payment of the Secured Obligations, and all filings and other actions to be taken pursuant to the terms of the Collateral Documents to perfect and protect such security interest have been duly taken or will be duly made or taken immediately after the Closing Date.

5.20.       Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws. No Borrowing or Letter of Credit or the use of proceeds thereof will violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions.

5.21.       Affected Financial Institution; Covered Entities. Neither the Borrower nor any other Loan Party is (a) an Affected Financial Institution or (b) a Covered Entity.

5.22.       Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification (if any) is true and correct in all respects.

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5.23.       Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (c) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been Cash Collateralized), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01.       Financial Statements. Deliver to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)       as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2026), an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)       as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending September 30, 2026), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

In addition, at the request of the Administrative Agent, the Borrower shall participate in a conference call with the Administrative Agent or the Lenders once during each fiscal year (commencing

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with the fiscal year ending December 31, 2026) to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal year, at such time as may be agreed by the Borrower and the Administrative Agent.

6.02.       Certificates; Other Information. Deliver to the Administrative Agent (which will promptly thereafter furnish to the Lenders):

(a)       concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating (which certificate and the statements contained therein may be limited in form, scope and substance to the extent required by accounting rules or guidelines in effect from time to time and to the extent delivery of any such certificate is permitted pursuant to such rules or guidelines) that in making the examination necessary therefor no knowledge was obtained of any Default existed as of the date of such statements or, if any such Default shall exist, stating the nature and status of such event;

(b)       concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.10, a statement of reconciliation conforming such financial statements to GAAP;

(c)       concurrently with the delivery of the financial statements referred to in Section 6.01(a), a consolidated budget and annual forecast for the then current fiscal year (such budget and forecast to reflect a breakdown on a quarterly basis for the next ensuing four fiscal quarters);

(d)       promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)       promptly after the furnishing or receipt thereof (i) copies of any material statement or material report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Material Debt Document (relating to Material Debt incurred under Section 7.02(c) or (d)) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02 and (ii) copies of all notices, requests, demands, waivers, forbearances and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Debt Document with respect to any event, development or circumstance that could be adverse in any material respect (including the occurrence of any default) to (A) the Borrower, any Material Subsidiaries or the Borrower and its Subsidiaries taken as a whole or (B) the rights, interests and remedies of the Secured Parties under any of the Loan Documents; and, from time to time upon request by the Administrative Agent, such information and reports regarding such Material Debt Document as the Administrative Agent may reasonably request;

(f)       as soon as available, and in any event within 30 days after the end of each fiscal year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

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(g)       promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any formal investigation or other formal inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(h)       promptly after any Loan Party receives any written notice of any Environmental Action against any Loan Party or any of its Subsidiaries or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that, in each case, would reasonably be expected to have a Material Adverse Effect, copies of such notice;

(i)       as soon as available and in any event within (i) 30 days after the end of each fiscal year, a report supplementing Schedule 5.13 hereto, including an identification of a description of such other changes, if any, in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, 30 days after the end of each fiscal quarter, amendments to each Schedule referred to in Section 9 of the Security Agreement to add any additional information or change any information required to ensure the representations and warranties contained therein are true and correct in all material respects and (ii) 30 days after the creation or acquisition of any Domestic Subsidiary or any Foreign Subsidiary directly owned by a Guarantor or of any event that results in a Domestic Subsidiary that is not a Loan Party being or becoming (whether through acquisition, creation or otherwise) a Material Subsidiary and not an Excluded Subsidiary, notice of such occurrence; and

(j)       promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), 6.01(b) or 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02, if any, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and each Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or posted on the website of the SEC at http://www.sec.gov/; provided that the Borrower shall notify (which may be by facsimile or by customary electronic or Internet postings) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will, subject to Section 10.07, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at

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a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (D) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.03.       Notices. Promptly after any Responsible Officer obtaining knowledge thereof, notify the Administrative Agent:

(a)       of the occurrence of any Default;

(b)       of (i) any Environmental Action that has resulted or could reasonably be expected to result in a Material Adverse Effect and (ii) any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)       the occurrence of any material ERISA Event; and

(d)       of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.

Each notice pursuant to this Section, other than notices under clause (d) above, shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.       Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to so pay or discharge could not in the aggregate be reasonably be expected to have a Material Adverse Effect.

6.05.       Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06.       Maintenance of Properties. Subject to Section 7.05, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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6.07.       Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower insurance with respect to its properties and business, subject to the provisions of Section 12 of the Security Agreement, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08.       Compliance with Laws. (a) Comply with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect (and enforce) policies and procedures reasonably designed to promote material compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.

6.09.       Books and Records. (a) Maintain proper books of record and account, in which entries that are full, true and correct entries in all material respects and in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10.       Inspection Rights. Permit representatives and independent contractors of each Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (subject to applicable governmental confidentiality and secrecy Laws and requirements), and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants at such reasonable times during normal business hours not more than one time per year, upon reasonable advance notice to the Borrower; provided that when a Specified Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

6.11.       Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including in the case of Credit Extensions under the Revolving Credit Facility on or after the Closing Date, (i) for providing working capital to the Borrower and its Subsidiaries, (ii) for financing capital expenditures and Acquisitions and (iii) for other lawful corporate purposes.

6.12.       Covenant to Guarantee Obligations and Give Security.

(a)       Upon (x) the request of the Administrative Agent following the occurrence and during the continuance of a Specified Default or (y)(A) the delivery of any report (the “Report”) required to be delivered pursuant to Section 6.02(e) indicating the formation or acquisition of any new direct or indirect Domestic Subsidiary that is a Material Subsidiary (other than an Excluded Subsidiary, but including upon the formation of any Material Subsidiary that is a Division Successor and not otherwise an Excluded Subsidiary), (B) the delivery of a Compliance Certificate indicating that a Domestic Subsidiary previously determined to be an Immaterial Subsidiary or an Excluded Subsidiary is no longer an Immaterial Subsidiary or an Excluded Subsidiary, as applicable, or (C) the acquisition of any property by any Loan Party (including any acquisition pursuant to a Division), and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest subject to Specified Statutory Liens in favor of the Administrative Agent for the benefit of the Secured Parties, unless expressly excluded

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from being required to be the subject of such security interest by the terms of this Agreement or the terms of the Collateral Documents, then the Borrower shall, in each case at the Borrower’s expense:

(i)       in connection with the formation or acquisition of a Domestic Subsidiary (other than an Excluded Subsidiary) or the determination that any Domestic Subsidiary previously determined to be an Immaterial Subsidiary or an Excluded Subsidiary is no longer an Immaterial Subsidiary or an Excluded Subsidiary, as applicable, within 30 days after the delivery of such Report, cause each such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii)       within 30 days after such request or after the delivery of such Report or such Compliance Certificate, duly execute and deliver, and cause each such new Loan Party to duly execute and deliver, to the Administrative Agent pledges, assignments, Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(vi)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such assets;

(iii)       within 30 days after such request or after the delivery of such Report or such Compliance Certificate, take, and cause such new Loan Party to take, whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms;

(iv)       substantially concurrently with the delivery of the documents set forth in Section 6.12(a)(iii) with respect to any Material Subsidiary, if the Administrative Agent shall request such delivery in connection with such transactions, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the guarantees, pledges and grants by such Subsidiary (including customary corporate opinions with respect to such Subsidiary) and the related recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request; and

(v)       promptly execute and deliver any and all further instruments and documents and take all such other actions as required by the Security Agreement and at any time and from time to time as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, Security Agreement Supplements and security agreements.

(b)       Notwithstanding the foregoing or anything else contained in this Agreement or any other Loan Document, (i) any time period provided in this Section 6.12 may be extended by the

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Administrative Agent acting in its reasonable discretion and (ii) unless (A) a Specified Default has occurred and is continuing or (B) a Loan Party has acquired material Intellectual Property (as defined in the Security Agreement) during the period covered by the applicable Report, in no event shall the Borrower or any of its Subsidiaries be required after the Closing Date to execute, prepare, deliver or otherwise provide any IP Security Agreement Supplements (whether in connection with the formation or acquisition of any new direct or indirect Domestic Subsidiary or the acquisition or creation of any property by any Loan Party) or take any similar or other further action in respect of any Intellectual Property (as defined in the Security Agreement).

6.13.       Further Assurances. Promptly upon reasonable request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.14.       Anti-Corruption Laws. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other applicable jurisdictions, and maintain policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries with such laws.

6.15.       Post-Closing Matters. The Loan Parties shall satisfy each requirement set forth on Schedule 6.15 and deliver to the Administrative Agent satisfactory evidence of the same, on or before the date specified for such requirement (or such later date as may be agreed in writing to by the Administrative Agent in its reasonable discretion).

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been Cash Collateralized), the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)       Liens created pursuant to any Loan Document;

(b)       Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (ii) the amount of the obligations secured thereby is not increased except, in respect of

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Indebtedness, if permitted by Section 7.02(e), (iii) no additional Loan Party shall become a direct or contingent obligor of the obligations secured thereby and (iv) any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c)       Liens for taxes, assessments or governmental charges which are not yet due, which have become due but are not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA (or, with respect to any Plan or Multiemployer Plan, the Code);

(f)       pledges or deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), construction bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)       easements, rights-of-way, zoning, encroachments, protrusions and similar restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)       Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and products thereof, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date such Indebtedness is incurred and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (except for accessions to such assets); provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)       Liens on property of a Person existing at the time such Person is acquired, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or on any property acquired, in each case, in connection with any Acquisition permitted under Section 7.03(f); provided that (i) such Liens (x) were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary or (y) are not in excess of the greater of (x) $7,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently completed Reference Period and (ii) the obligations secured thereby are permitted under Section 7.02(i);

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(k)       (i) Liens created by any Loan Party in favor of any other Loan Party and (ii) Liens created by any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary;

(l)       (i) precautionary Uniform Commercial Code filings by lessors under operating leases covering solely the property subject to such leases and (ii) Uniform Commercial Code filings in respect of Liens permitted under this Section 7.01;

(m)       [reserved];

(n)       other Liens securing obligations outstanding in an aggregate amount at any time not to exceed (i) $175,000,000 less (ii) the sum (without duplication) of (A) the aggregate face amount of letters of credit outstanding under the Bilateral Letter of Credit Facility as of such date plus (B) the aggregate principal amount of Indebtedness outstanding under Section 7.02(g) as of such date;

(o)       Liens on any segregated and identifiable proceeds of any assets subject to a Lien permitted by the foregoing clauses of this Section 7.01 to the extent the documents governing such Liens expressly provide therefor or such Liens arise as a matter of law;

(p)       Liens arising solely by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(q)       Liens on assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness or other obligations of such Subsidiary (or of another Foreign Subsidiary) that are permitted to be incurred under this Agreement;

(r)       Liens on accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets of a Securitization Subsidiary incurred in connection with a Qualified Securitization Transaction;

(s)       Liens securing Indebtedness permitted under Section 7.02(n); provided that (x) any such Liens securing Indebtedness that is secured by the Collateral on a pari passu basis shall be subject to a first lien intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and (y) any such Liens securing Indebtedness that is secured by the Collateral on a junior basis shall be subject to a second lien intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent; and

(t)       Liens on (x) Escrowed Proceeds and (y) cash or Cash Equivalents to be applied to the payment of (or held for future payment of) interest and/or premiums with respect to Indebtedness incurred by a Special Purpose Finance Subsidiary; provided that such Liens do not extend to any assets other than such Escrowed Proceeds, cash or Cash Equivalents.

7.02.       Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under the Loan Documents, provided that the aggregate face amount of the letters of credit outstanding under the Bilateral Letter of Credit Facility shall not at any time exceed (i) $175,000,000 less (ii) the sum (without duplication) of (A) the aggregate amount of outstanding obligations secured by Liens incurred under Section 7.01(n) as of such date plus (B) the aggregate principal amount of Indebtedness outstanding under Section 7.02(g) as of such date;

(b)       Indebtedness arising in connection with Swap Contracts not prohibited under Section 7.16;

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(c)       Indebtedness of any Loan Party so long as (i) no Default is continuing or would result therefrom, (ii) after giving effect to the incurrence thereof (and any other transaction (including any incurrence, assumption or repayment of other Indebtedness) in connection therewith), the Borrower would have been in compliance with the Consolidated Leverage Ratio covenant set forth in Section 7.10(b) on a Pro Forma Basis as of the most recent Reference Period and (iii) the aggregate outstanding amount thereof does not exceed $25,000,000 at any time; provided that such Indebtedness (A) is subordinated in right of payment to the Obligations on terms and conditions that are reasonably satisfactory to the Administrative Agent, (B) has a scheduled maturity no earlier than the date that is 91 days after the Latest Maturity Date, (C) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary provisions for offers to purchase upon a change of control or an asset sale, (D) has covenants and defaults that are customary for similar Indebtedness in light of then-prevailing market conditions and (E) which may be guaranteed by the Loan Parties on the same subordination terms as in clause (A) above; provided that if such Indebtedness is to be in the form of subordinated Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary conversion and voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) in cash only if exercisable by the Borrower or the holders thereof after a date that is 91 days after the Latest Maturity Date;

(d)       Unsecured Indebtedness of any Loan Party (which may be guaranteed by one or more other Loan Parties) so long as (i) no Default is continuing or would result therefrom and (ii) after giving effect to the incurrence thereof (and any other transaction (including any incurrence, assumption or repayment of other Indebtedness) in connection therewith), the Borrower is in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with the Consolidated Leverage Ratio level 0.25:1.00 less than the maximum then applicable ratio set forth in Section 7.10(b); provided that such Indebtedness (A) has a scheduled maturity no earlier than the date that is 91 days after the latest scheduled maturity of any Facility, (B) has no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary offers to purchase upon a change of control or an asset sale and (C) has covenants and defaults that are customary for similar Indebtedness in light of then-prevailing market conditions; provided that if such Indebtedness is to be in the form of Indebtedness convertible into common Equity Interests of the Borrower, such convertible Indebtedness may have customary voluntary or mandatory redemption provisions for convertible debt securities which may be payable in (x) common Equity Interests of the Borrower at any time or (y) in cash only if exercisable by the Borrower or the holders thereof after a date six months after the Latest Maturity Date;

(e)       Indebtedness outstanding on the Closing Date and listed on Schedule 7.02(e) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the accrued and unpaid interest thereon, any premium paid and fees and expenses incurred in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), covenants and events of default in the documentation governing any such extending, refunding or refinancing Indebtedness shall not be materially less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being extended, refunded or refinanced;

(f)        (i) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary and (ii) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) of any Subsidiary that is not a Loan Party owed to (1) any other Subsidiary that is not a Loan Party or (2) any Loan Party in respect of an Investment permitted under Section 7.03(b) and (C) of any Loan Party to any Subsidiary which is not a Loan Party; provided that all

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such Indebtedness of any Loan Party in clause (ii)(C) of this Section 7.02(f) must be expressly subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(g)       Indebtedness in respect of Capitalized Leases, Synthetic Leases and purchase money obligations for fixed or capital assets acquired, constructed or improved within the limitations set forth in Section 7.01(i); provided, however, that the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed (i) $175,000,000 less (ii) the sum (without duplication) of (A) the aggregate face amount of letters of credit outstanding under the Bilateral Letter of Credit Facility as of such date plus (B) the aggregate amount of outstanding obligations secured by Liens incurred under Section 7.01(n) as of such date;

(h)       obligations in respect of surety bonds and similar instruments (excluding letters of credit, bank guaranties and bankers’ acceptances) incurred in the ordinary course of business;

(i)       Indebtedness assumed in connection with or resulting from an Acquisition permitted under Section 7.03; provided that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such Acquisition and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed the greater of (x) $30,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently completed Reference Period (in the aggregate for the Borrower and all Subsidiaries);

(j)       Indebtedness not otherwise permitted by this Section 7.02 in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $50,000,000 and (y) 40.0% of Consolidated EBITDA for the most recently completed Reference Period;

(k)       obligations of Securitization Subsidiaries under or in respect of Qualified Securitization Transactions in an aggregate principal amount outstanding at any time not to exceed $60,000,000;

(l)       Indebtedness in an aggregate principal amount, calculated on a Pro Forma Basis as of the time of incurrence and after giving effect to the use of proceeds thereof, not to exceed 100% of the aggregate amount of Net Cash Proceeds received by the Borrower from the issuance or sale (other than to the Borrower or any Subsidiary) of Equity Interests (other than Disqualified Equity Interests) of the Borrower after the Closing Date to the extent not included within the Available Amount or applied to increase any other basket hereunder;

(m)       Indebtedness of any non-Loan Party (including any Foreign Subsidiaries) or Joint Venture in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $30,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently completed Reference Period; and

(n)       Indebtedness of any Loan Party (“Incremental Equivalent Debt”) that is unsecured or secured on a pari passu or junior-lien basis with the Liens securing the Obligations in the form of notes or loans (or commitments and Guarantees in respect of the foregoing) on such terms as the Borrower and the applicable lenders or investors may agree; provided that (i) the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to this Section 7.02(n) (together with the amount of all Commitment Increases effected pursuant to Sections 2.14 and 2.15) shall not exceed the Incremental Cap, (ii) any such Indebtedness secured on a pari passu basis with the Facilities may participate (on not more than a pro rata basis) in any mandatory prepayments applicable to the Term A Facility, (iii) such Indebtedness shall not be Guaranteed by any Person other than the Loan Parties (unless such Person joins the Security Agreement as a Loan Party) and (iv) any secured Incremental Equivalent Debt shall (A) be

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subject to intercreditor agreements reasonably acceptable to the Administrative Agent and the Borrower and (B) not be secured by any property or assets other than Collateral; provided, further, that (x) any Indebtedness that is intended to be incurred pursuant to this Section 7.02(n) may initially be incurred by a Special Purpose Finance Subsidiary (and shall not be subject to the foregoing clauses (iii) or (iv) until assumed by a Loan Party and, prior to such time, (I) may be secured by Liens pursuant to Section 7.01(t) and (II) shall not be Guaranteed by any Person other than such Special Purpose Finance Subsidiary), (y) the full amount of any Indebtedness incurred by such Special Purpose Finance Subsidiary shall be assumed by a Loan Party upon consummation of the Subject Acquisition (and in any event no later than the Subject Acquisition Outside Date) and (z) within 60 days following the earlier of (A) the termination or abandonment of the applicable Subject Acquisition and (B) the Subject Acquisition Outside Date (if the Subject Acquisition has not been consummated by such date), the Borrower shall cause such Special Purpose Finance Subsidiary to redeem, defease or otherwise repay in full such Indebtedness (and upon such redemption, defeasance or repayment, any remaining Escrowed Proceeds shall be released and applied in a manner not otherwise prohibited hereunder).

7.03.       Investments. Make or hold any Investments, except:

(a)       Investments held by the Borrower or a Subsidiary in the form of cash or Cash Equivalents;

(b)       (i) Investments of the Borrower in any Guarantor, (ii) Investments of any Guarantor in the Borrower or another Guarantor, (iii) Investments by Subsidiaries that are not Loan Parties in the Borrower or any other Subsidiary and (iv) Investments by any Loan Party in any Foreign Subsidiary or any other Subsidiary that is not a Loan Party; provided that Investments under this clause (iv) shall also constitute an Investment under, and be required to satisfy the limits set forth in, Section 7.03(g);

(c)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)       Investments existing on the Closing Date and set forth on Schedule 7.03(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.03;

(e)       Investments in Swap Contracts in the ordinary course of business not prohibited under Section 7.16;

(f)       Investments consisting of non-hostile Acquisitions; provided that, with respect to each Acquisition made pursuant to this Section 7.03(f), which in the case of a Limited Condition Acquisition shall be subject to Section 1.09 (any such Acquisition meeting the requirements of this Section 7.03(f) a “Permitted Acquisition”):

(i)       each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby;

(ii)       the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be in, or substantially related to,

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the existing industries of the Borrower and its Subsidiaries or shall be reasonably similar, incidental or complementary thereto and reasonable extensions thereof; and

(iii)       immediately before and immediately after giving effect to any such Acquisition and any other transaction in connection therewith (including any disposition and/or incurrence or repayment of Indebtedness) (A) no Default shall have occurred and be continuing, (B) the Borrower is in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with the Consolidated Interest Coverage Ratio then set forth in Section 7.10(a) and (C)(1) if the Borrower has elected a Consolidated Leverage Ratio Increase with respect to such Acquisition, the Borrower is in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with the Consolidated Leverage Ratio covenant level then set forth in Section 7.10(b), after giving effect to the step-up or (2) if otherwise, the Borrower is in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with a Consolidated Leverage Ratio level at 0.25:1.00 lower than the then applicable covenant level then set forth in Section 7.10(b), with compliance with the foregoing clauses (B) and (C) being demonstrated in reasonable detail by the Borrower;

(g)       Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount at any time outstanding not to exceed the greater of (x) $150,000,000 and (y) 10.0% of the Consolidated Total Assets of the Borrower (determined as of the end of the prior fiscal year) less an amount equal to the aggregate fair market value of any Guarantors that have been merged into non-Guarantor Subsidiaries pursuant to the proviso to Section 7.04(a)(ii) (with such fair market value to be determined at the time of the applicable merger); provided that, immediately before and immediately after giving effect to any such Investment (and any other transaction (including any incurrence, assumption or repayment of any Indebtedness) in connection therewith), (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with each of the covenants contained in Section 7.10; provided, further, that in determining whether Investments by any Loan Party in any Foreign Subsidiary or any other Subsidiary that is not a Loan Party are permitted pursuant to this Section 7.03(g), the Designated Non-Loan Party Consideration Amount of such Investment shall be permitted pursuant to this Section 7.03(g) without reducing the capacity provided herein;

(h)       Investments by the Borrower in respect of, including by way of any contributions to, any employee benefit, pension or retirement plan, including any Pension Plan or Multiemployer Plan;

(i)       Investments in connection with the Transactions to be made on or promptly after the Closing Date;

(j)       Guarantees permitted by Section 7.02; provided that any Guarantee by a Loan Party of the Indebtedness of a Subsidiary that is not a Loan Party shall be required to be permitted as an Investment in such non-Loan Party by Section 7.03(g);

(k)       Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(l)       Investments in any non-Loan Party (including any Foreign Subsidiaries) or in any Joint Venture in an aggregate amount outstanding at any time not to exceed the greater of (x) $30,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently completed Reference Period;

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(m)       Investments in any Similar Business in an aggregate amount outstanding at any time not to exceed the greater of (x) $20,000,000 and (y) 15.0% of Consolidated EBITDA for the most recently completed Reference Period;

(n)       Investments in any Special Purpose Finance Subsidiary in the form of cash or Cash Equivalents to be applied to the payment of (or held for future payment of) interest and/or premiums with respect to Indebtedness incurred by such Special Purpose Finance Subsidiary;

(o)       other Investments in an aggregate amount outstanding at any time equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.03(o); provided that, immediately before and immediately after giving effect to any such Investment, (x) no Event of Default shall have occurred and be continuing and (y) the Borrower shall be in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with each of the covenants contained in Section 7.10; and

(p)       additional Investments; provided that after giving effect thereto, the Consolidated First Lien Secured Leverage Ratio is less than or equal to 2.00:1.00 on a Pro Forma Basis (based on the most recently completed Reference Period) and no Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.03, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (including all cash consideration and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment) (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested). Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in (i) any Material Intellectual Property owned by such Loan Party or (ii) any Material Manufacturing Assets owned, leased or otherwise held by such Loan Party, in each case, being contributed or otherwise transferred by such Loan Party to any non-Loan Party, except in the ordinary course of business and consistent with such Loan Party’s past practices; provided, however, that the foregoing shall not prohibit any Loan Party from contributing or transferring any assets acquired from a third-party in any Acquisition not prohibited hereunder so long as such contribution or transfer occurs substantially concurrently with the consummation of such Acquisition.

7.04.       Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of a Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a)       any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries; provided that when any Guarantor is merging with another Subsidiary, a Guarantor shall be the continuing or surviving Person unless at the time of such merger an Investment in an amount equal to the fair market value of the applicable Guarantor would be permitted to be made under Section 7.03(b)(iv) (including the proviso thereto);

(b)       any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

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(c)       any Subsidiary which is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party (including, for the avoidance of doubt, as a result of a Disposition which is in the nature of a liquidation); and

(d)       in connection with any Acquisition permitted under Section 7.03(f), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it.

7.05.       Dispositions. Make any Disposition having a fair market value in excess of (x) $5,000,000 in any single transaction or series of related transactions or (y) $10,000,000 in the aggregate in any fiscal year, except:

(a)       Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or (ii) property which the Borrower in good faith determines is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b)       Dispositions of inventory and immaterial assets in the ordinary course of business.

(c)       Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such Disposition are, within 365 days after such Disposition, applied to the purchase price of such replacement property;

(d)       Dispositions of property by (x) the Borrower to any Guarantor and (y) any Subsidiary to the Borrower or to a wholly owned Subsidiary; provided that for Dispositions described in clause (y) above, if the transferor of such property is a Guarantor, (i) the transferee thereof must either be the Borrower or a Guarantor and (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03;

(e)       (i) Dispositions permitted by Section 7.04 or 7.06 and (ii) the grant of any Lien permitted by Section 7.01;

(f)       (i) Dispositions of cash or Cash Equivalents and (ii) Dispositions of accounts receivable in connection with the collection or compromise thereof (including, for the avoidance of doubt, pursuant to trade receivable arrangements);

(g)       Non-exclusive licenses of IP Rights in the ordinary course of business;

(h)       concurrently with the acquisition of any fixed or capital assets, the sale and leaseback thereof so long as such lease is an operating lease and such acquisition, sale and leaseback transaction was entered into in order to obtain favorable pricing of such assets; and

(i)       Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of the execution of the definitive agreement with respect to such Disposition, no Default shall exist or would result from such Disposition, (ii) such Disposition is made for fair market value and (iii) the consideration received shall be no less than 75.0% in cash or Cash Equivalents; provided, however, that, for the purposes of this clause (iii), any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is not yet converted to cash or Cash Equivalents, not to exceed the greater of (x) $12,500,000 and (y) 10.0% of Consolidated EBITDA for the most recently completed Reference Period, shall be deemed to be cash;

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(j)       any Disposition of assets pursuant to a Sale Leaseback transaction in an aggregate amount not to exceed the greater of (x) $7,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently completed Reference Period;

(k)       any Disposition of accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Securitization Subsidiary in connection with any Qualified Securitization Transaction;

provided, however, that any (i) Disposition pursuant to Sections 7.05(a)(ii), (b) through (e) (other than (d) and (e)(ii)), (i) and (k) shall be for fair market value, (ii) any Disposition of Equity Interests in a Subsidiary pursuant to Section 7.05(i) resulting in a Joint Venture shall only be permitted to the extent that the fair market value of the remaining Equity Interests in such Joint Venture is an Investment permitted under Section 7.03(g) or (l) and (iii) any Disposition of assets to another Person pursuant to Section 7.05(i) the consideration for which are Equity Interests or other interests of another Person resulting in a Joint Venture, shall only be permitted to the extent the fair market value of such assets would constitute an Investment permitted under Section 7.03(g) or (l); provided, further, that no assets shall be Disposed of under Section 7.05(i) in connection with an asset securitization transaction (including any Securitization Transaction).

Notwithstanding the foregoing, in no event shall any Loan Party make any Disposition which results in (i) any Material Intellectual Property owned by such Loan Party or (ii) any Material Manufacturing Assets owned, leased or otherwise held by such Loan Party, in each case, being transferred by such Loan Party to any non-Loan Party, except in the ordinary course of business and consistent with such Loan Party’s past practices; provided, however, that the foregoing shall not prohibit any Loan Party from contributing or transferring any assets acquired from a third-party in any Acquisition not prohibited hereunder so long as such contribution or transfer occurs substantially concurrently with the consummation of such Acquisition.

7.06.       Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)       each Subsidiary may make Restricted Payments to the Borrower and to wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)       each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)       the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)       the Borrower may make Restricted Payments; so long as (i) no Event of Default shall have occurred and be continuing and (ii) after giving effect thereto, the Consolidated Senior Secured Leverage Ratio calculated on a Pro Forma Basis for the applicable Reference Period would be less than 2.25:1.00;

(e)       the Borrower and its Subsidiaries may make Restricted Payments on or promptly after the Closing Date in connection with the Transactions;

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(f)       the Borrower and its Subsidiaries may incur Indebtedness pursuant to Section 7.02(c) (including refinancings thereof);

(g)       dividends on the common stock or common Equity Interests of the Borrower, or any share repurchases of the common stock or common equity interests of the Borrower, in an aggregate amount not to exceed $20,000,000 in any fiscal year;

(h)       the Borrower and its Subsidiaries may make Restricted Payments to redeem, acquire, retire or repurchase shares of its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors, employees and other service providers (or their family members or trusts or other entities for the benefit of any of the foregoing) or to make severance payments (to the extent such severance payments constitute Restricted Payments) to such Persons in connection with the death, disability or termination of employment or consultancy of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan, profits interest, employment termination agreement or any other agreement with any such officer, manager, consultant, director, employee or other service provider (i) to the extent that such purchase is made with the Net Cash Proceeds of any offering of Equity Interests (other than Disqualified Equity Interests) of or capital contributions to the Borrower or (ii) otherwise in an aggregate amount in any fiscal year not to exceed the sum of (A) the greater of (x) 7,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently completed Reference Period, (B) the value of any shares of its Equity Interests surrendered by any such current or former officers, managers, consultants, directors, employees or other service providers (or their family members or trusts or other entities for the benefit of any of the foregoing), or otherwise withheld by the Borrower, in connection with any tax obligation of such current or former officers, managers, consultants, directors, employees or other service providers (or their family members or trusts or other entities for the benefit of any of the foregoing) (or the payment thereof by any Loan Party), (C) the cash proceeds received by any Loan Party of any Subsidiary from the sale of Equity Interests of the Borrower to officers, managers, consultants, directors, employees or other service providers of any Loan Party or any Subsidiary that occurs after the Closing Date and (D) the cash proceeds of key man life insurance policies received by any Loan Party or Subsidiary after the Closing Date;

(i)       the Borrower and its Subsidiaries may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.06(i); provided that, immediately before and immediately after giving effect to any such Restricted Payment, (A) the Borrower shall be in compliance on a Pro Forma Basis (based on the most recently completed Reference Period) with each of the covenants contained in Section 7.10 and (B) no Event of Default shall have occurred and be continuing; and

(j)       the Borrower and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (i) the greater of (x) $15,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently completed Reference Period less (ii) the aggregate amount of any Restricted Debt Payments made pursuant to Section 7.14(c).

7.07.       Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably similar, incidental or complementary thereto and reasonable extensions thereof.

7.08.       Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, having a fair market value in

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excess of $5,000,000 per transaction, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among any Loan Parties or Subsidiaries, (b) Restricted Payments permitted to be made pursuant to Section 7.06, (c) issuances of securities or other payments pursuant to, or the funding of, employment arrangements, indemnification agreements, stock options and stock ownership plans approved by the board of directors of the Borrower or such Subsidiary, (d) the grant of stock options or similar rights to employees and directors of the Borrower and its Subsidiaries pursuant to plans approved by the board of directors of the Borrower, (e) loans or advances to employees in the ordinary course of business in accordance with past practices of the Borrower and its Subsidiaries to the extent permitted under Section 7.03, but in any event not to exceed $5,000,000 in the aggregate outstanding at any one time, (f) the payment of reasonable fees and expenses and the provision of customary indemnities to directors of the Borrower and its Subsidiaries who are not employees of the Borrower or its Subsidiaries and (g) the Transactions.

7.09.       Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or to make Investments in the Borrower or any Guarantor, except for (A) any agreement in effect on the Closing Date or at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (B) any agreement representing Indebtedness of a Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.02 and (C) any agreement in connection with a Disposition permitted by Section 7.05, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower other than any document governing Indebtedness permitted under Section 7.02(c), (d) or (i) so long as the applicable provisions thereof are no more restrictive in any material respect, taken as a whole, than this Agreement or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens securing the Obligations on property of such Person other than (A) any document governing Indebtedness permitted under Section 7.02(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (C) any agreement representing Indebtedness of a Subsidiary of the Borrower that is not a Loan Party which is permitted by Section 7.02, solely to the extent that such restriction applies only to property of such Subsidiary that secured such Indebtedness, restrictions arising in connection with cash or other deposits permitted under Section 7.01 or 7.02 and limited to such cash or deposit or (D) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person other than customary provisions in any applicable agreement referred to in clause (a)(iii) above so long as such agreements do not require the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure any obligations of the Borrower or its Subsidiaries with respect to any of the Loan Documents.

7.10.       Financial Covenants.

(a)       Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (commencing with the first full fiscal quarter following the Closing Date) to be less than 3.00:1.00.

(b)       Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of any fiscal quarter (commencing with the first full fiscal quarter following the Closing Date) to be greater than 3.75:1.00; provided that, at the Borrower’s option, the maximum Consolidated Leverage Ratio

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permitted by this Section 7.10(b) may be increased by 0.50:1.00 (or to a maximum level not to exceed 4.25:1.00) (each such election, a “Consolidated Leverage Ratio Increase”) for the four consecutive fiscal quarter ending dates (or such shorter time, as may be elected by the Borrower) immediately following the consummation of any Acquisition permitted under Section 7.03(f) with consideration in excess of $50,000,000; provided further that, in any event (without regard to the making of more than one such Acquisition), the maximum Consolidated Leverage Ratio permitted by this Section 7.10(b) must return to 3.75:1.00 for at least one fiscal quarter ending immediately following such four consecutive fiscal quarter period (or such shorter time, if elected by the Borrower).

(c)       Right to Cure. Notwithstanding anything to the contrary in this Agreement, in the event that the Borrower fails to comply with the requirements of Section 7.10(a) or (b) as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 15th Business Day following the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be furnished pursuant to Section 6.01(a) or (b), as applicable, the Borrower shall have the right to issue Equity Interests for cash or otherwise receive cash contributions to the capital of the Borrower as cash common equity or other Equity Interests in a form reasonably acceptable to the Administrative Agent (the “Cure Right”) and upon the receipt by the Borrower of the Net Cash Proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the ratios set forth in Sections 7.10(a) and (b) shall be recalculated giving effect to the following pro forma adjustments:

(i)       Consolidated EBITDA shall be increased, solely for the purpose of measuring the ratios set forth in Sections 7.10(a) and (b) for such fiscal quarter and applicable subsequent periods that include such fiscal quarter, by an amount equal to the Cure Amount; provided that (A) the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with Sections 7.10(a) and (b) as of the relevant date of determination after giving effect to the adjustments described herein and (B) to the extent the Cure Amount or any portion thereof is actually used to prepay Indebtedness, such prepaid Indebtedness shall also be excluded from Consolidated Funded Indebtedness for purposes of calculating such ratios;

(ii)       the Cure Amount shall be disregarded for all other purposes under this Agreement, including for purposes of determining the Available Amount, any baskets measured by reference to Consolidated EBITDA, Consolidated Net Income or any other financial metric, and shall not be included in any calculation of any financial ratio or basket availability other than for purposes of determining compliance with Sections 7.10(a) and (b);

(iii)       the Borrower may exercise the Cure Right (x) no more than once in any period of four consecutive fiscal quarters and (y) no more than three times during the term of this Agreement;

(iv)       the Lenders shall not be required to make a Loan or issue, amend, renew or extend any Letter of Credit unless and until the Borrower has received the Cure Amount required to cause the Borrower to be in compliance with Sections 7.10(a) and (b); and

(v)       upon the Administrative Agent’s receipt of a written notice from the Borrower that it intends to exercise the Cure Right, until the 15th Business Day following the date on which financial statements are required to be delivered for the applicable fiscal quarter (or fiscal year, as applicable) pursuant to Section 6.01(a) or (b), as applicable, (A) neither the Administrative Agent nor any Lender may exercise any rights or remedies

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under Article VIII on the basis of any Event of Default arising solely from a failure to comply with Section 7.10(a) or (b) for such fiscal quarter and (B) such failure to comply shall not constitute a Default or an Event of Default unless the Cure Right is not exercised, or the Cure Amount is not received by the Borrower, within such period.

7.11.       Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that would result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

7.12.       Amendments of Organization Documents. Amend any of its Organization Documents in a manner that materially adversely affects the rights of the Agents or the Lenders under the Loan Documents on their ability to enforce the same.

7.13.       Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or (b) fiscal year.

7.14.       Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness (other than interest payments) (any such payment, a “Restricted Debt Payment”), except:

(a)       the refinancing of subordinated Indebtedness with other Indebtedness to the extent permitted under Section 7.02(c) or (d) and except to the extent permitted under Section 7.06(d);

(b)       the Borrower and its Subsidiaries may make Restricted Debt Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this Section 7.14(b);

(c)       the Borrower and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (i) the greater of (x) $15,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently completed Reference Period less (ii) the aggregate amount of any Restricted Debt Payments made pursuant to Section 7.06(j); and

(d)       additional Restricted Debt Payments; provided that after giving effect thereto, the Consolidated First Lien Secured Leverage Ratio is less than or equal to 2.25:1.00 on a Pro Forma Basis (based on the most recently completed Reference Period).

7.15.       Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other applicable jurisdictions.

7.16.       Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving Swap Contracts, including commodity options or futures contracts, which are speculative in nature and not in the ordinary course of business.

7.17.       Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound

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Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

7.18.       Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.       Events of Default. Any of the following shall constitute an Event of Default:

(a)       Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document.

(b)       Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.11 or Article VII.

(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of such Loan Party shall have become aware of each failure.

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect (or in any respect, to the extent any such representation, warranty, certification or statement of fact is qualified with “materiality” or “Material Adverse Effect” or similar terms) when made or deemed made.

(e)       Cross-Default. Any Loan Party or any Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period in respect of any Indebtedness (including Swap Contracts) or Guarantee of Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or otherwise relating to such Indebtedness, or any other event occurs (other than any termination event or analogous provision in any Swap Contract), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or

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redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder.

(f)       Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

(g)       Inability to Pay Debts. Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

(h)       Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage and is rated at least “A” by A.M. Best Company) or (ii) any one or more non-monetary final judgments that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

(i)       ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect.

(j)       Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(k)       Change of Control. There occurs any Change of Control.

(l)       Collateral Document. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof or as expressly permitted thereby) cease to create a valid and perfected lien with the priority contemplated by the Collateral Documents (subject to Specified Statutory Liens) on and security interest in the Collateral purported to be covered thereby or any Loan Party shall so assert such invalidity or lack of perfection or priority, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements.

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8.02.       Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)       declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)       require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to 105% of the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself, the other Agents, the L/C Issuers and the Lenders all rights and remedies available to it, the other Agents, the L/C Issuers and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

8.03.       Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III, but excluding principal and interest under the Loans) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements and the Bilateral Letter of Credit Facility, ratably among the Lenders, the Hedge Banks and

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the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause  Fifth shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and any Bilateral Letter of Credit Facility shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or provider of such Bilateral Letter of Credit Facility, as the case may be. Each Cash Management Bank, Hedge Bank or provider of Bilateral Letter of Credit Facility not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01.       Appointment and Authority.

(a)       Each of the Lenders and each L/C Issuer hereby irrevocably appoints Citizens Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders, and each L/C Issuer and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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(b)       The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (in such capacity, the “Collateral Agent”), and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank, potential Cash Management Bank and potential issuer under the Bilateral Letter of Credit Facility and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.       Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.       Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of automatic stay provisions under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)       shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the

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circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e)       shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.       Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.       Resignation of Administrative Agent.

(a)       The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the continuance of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the

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United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor with the consent of the Borrower at all times other than during the continuance of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)       With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)       Any resignation by Citizens Bank, N.A. as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Citizens Bank, N.A. resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its

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resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Citizens Bank, N.A. resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07.       Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.       Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement,

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adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (f) of Section 10.01), (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.09.       Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders (including each in its capacities as a potential Cash Management Bank, a potential Hedge Bank and a potential provider of a Bilateral Letter of Credit Facility), the L/C Issuers and the other Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)       to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations not yet due and payable and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and/or the Bilateral Letter of Credit Facility) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is Disposed of or to be Disposed of to a Person other than a Loan Party as part of or in connection with any sale or other transfer permitted hereunder or under

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any other Loan Document or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)       to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if any Guarantor ceases to be a Domestic Subsidiary or if any Guarantor becomes a Subsidiary of a Foreign Subsidiary or an Excluded Subsidiary, in each case for purposes of this clause (ii) as a result of a transaction permitted pursuant to the proviso to Section 7.04(a);

(c)       to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i), as in effect on the Closing Date; and

(d)       to release any Liens on any property granted to or held by the Administrative Agent under any Loan Document that is or becomes an Excluded Asset.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09. In each case as specified in this Section 9.09, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment, security interest and Lien granted under the Collateral Documents, and, if applicable, return any possessory collateral or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10.       Other Agents; Arrangers and Managers. Anything herein to the contrary notwithstanding, none of the Lenders or other Persons identified on the facing page of this Agreement as a “bookrunner”, “joint lead arranger” or “co-syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than, in the case of such Lenders, in its capacity, as applicable, as an Agent, a Lender or an L/C Issuer hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11.       Certain Ancillary Products. No Cash Management Bank, Hedge Bank or provider of any Bilateral Letter of Credit Facility that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other

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Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements or Bilateral Letter of Credit Facilities unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or provider of any Bilateral Letter of Credit Facility, as the case may be.

9.12.       Lender ERISA Representation.

(a)       Each Lender (x) represents and warrants, as of the Closing Date or, if later, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless Section 9.12 (a)(i) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) of Section 9.12(a), such Lender further (x) represents and warrants, as of the Closing Date or, if later, the date

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such Person became a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.13.       Erroneous Payments.

(a)       If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.13(a) shall be conclusive, absent manifest error.

(b)       Without limiting Section 9.13(a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party such Lender or L/C Issuer, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)       (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

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(ii)       such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)       Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount due to the Administrative Agent under Section 9.13(a) or under the indemnification provisions of this Agreement.

(d)       In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 9.13(a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Facility with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

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(e)       The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such payment.

(f)       To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X
MISCELLANEOUS

10.01.       Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than any Secured Hedge Agreement, Secured Cash Management Agreement or Bilateral Letter of Credit Facility), and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)       postpone any date scheduled for any payment of principal or interest under Section 2.07 or 2.08, or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)       reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (E) of the third proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

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(d)       change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(e)       other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)       release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.09 (in which case such release may be made by the Administrative Agent acting alone);

(g)       amend, modify or waive any pro rata sharing provision of Section 2.05, 2.09, 2.12 or 2.13, without the written consent of each Lender;

(h)       amend, modify or waive Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, or the order of application or priority of payments set forth therein, in each case, without the written consent of each Lender adversely affected thereby;

(i)       waive any condition set forth in Section 4.01, without the written consent of each Lender;

(j)       waive any condition set forth in Section 4.02, without the written consent of each Lender directly affected thereby; provided that, notwithstanding the foregoing, the only Lenders which shall have the right to amend, modify or waive any condition to borrowing Revolving Credit Loans shall be the Required Revolving Credit Lenders, and no other approvals shall be required; or

(k)       subordinate (or have the effect of subordinating) the payment priority of the Obligations or, except as expressly provided in Section 9.09(c) as in effect on the Closing Date, subordinate (or have the effect of subordinating) the priority of the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, without the written consent of each Lender;

provided, further, that no amendment, waiver or consent shall (i) change the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b), 2.06(b) or 8.03, respectively, in any manner that materially and adversely affects the Lenders under the Revolving Credit Facility or a Term Facility unless in writing and signed by the Required Revolving Credit Lenders and the applicable Required Term Lenders, as the case may be, under the adversely affected Facility or (ii) require the permanent reduction of the Revolving Credit Facility at any time when all or a portion of the Term Facilities remains in effect unless in writing and signed by the applicable Required Term Lenders; provided, further, that, notwithstanding anything to the contrary herein (other than the provisions set forth in Section 10.01(a) through (k) above), any amendment, waiver or consent that by its terms affects solely the Lenders under the Revolving Credit Facility, the Term A Facility or any Incremental Facility shall require only the written consent of (x) the Required Revolving Credit Lenders for any Revolving Credit Facility or Incremental Revolving Credit Facility or the Required Term Lenders for the Term A Facility or any Incremental Term Facility, as applicable (or, if consent of each affected Lender or each directly affected Lender is required under the applicable provision of this Section 10.01, each affected Lender or each directly affected Lender, as applicable, under such Revolving Credit Facility, Term A Facility or Incremental Facility) and (y) the Borrower, and no other consent or approval of any other Lender shall be required; provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to

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the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lenders in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (D) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (E) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and the Borrower may replace any Defaulting Lender with the consent of the Administrative Agent (such consent not to be unreasonably withheld) in accordance with Section 10.16. In the event that any amendment or waiver to this Agreement or any Loan Document or any consent to departure therefrom has been requested, such consent, waiver or amendment requires the consent of each Lender, each affected Lender or each affected Lender of a certain class in accordance with the terms of Section 10.01 or all Lenders with respect to a certain class of the Loans, the consent or the agreement of the Required Lenders, the Required Revolving Credit Lenders, or the Required Term Lenders, as applicable, has been obtained and any applicable Lender does not agree to such amendment, waiver or consent, the Borrower may replace any such Lender not agreeing to such amendment, waiver or consent in accordance with Section 10.16 so long as the proposed assignee has consented to, or has agreed to consent to, the applicable amendment, waiver or consent.

In addition, notwithstanding the foregoing this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of any outstanding tranche of Term Loans (such refinanced tranche of Term Loans, the “Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for Base Rate Loans and SOFR Loans for such Replacement Term Loans shall not be higher than Applicable Rate for Base Rate Loans and SOFR Loans for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable tranche of Term Loans), (d) the maturity date of such Replacement Term Loans shall not be shorter than the maturity date of such Refinanced Term Loans at the time of such refinancing, (e) no Lender shall have any obligation to provide any Replacement Term Loans and (f) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the applicable tranche of Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, the Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this

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Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14, 2.15 and 2.18.

10.02.       Notices and Other Communications; Facsimile Copies.

(a)       General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered (including by hand-delivery or overnight courier) to the applicable address, facsimile number or (subject to Section 10.02(b)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to the Borrower, the Administrative Agent, any L/C Issuer or any Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b), shall be effective as provided therein.

(b)       Electronic Communications. Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including electronic-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any Swing Line Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(c)       Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or executed and delivered by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)       Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)       Updated Notice Information, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its

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delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

10.03.       No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.       Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. The Borrower agrees (i) to pay or reimburse each Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication, protection and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (ii) to pay or reimburse each L/C Issuer for all reasonable out-of-pocket (including all Attorney Costs) expenses incurred by such L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) to pay or reimburse each Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including with respect to the Loans and Letters of Credit, and including all such costs and expenses incurred during any legal proceeding, workout, restructuring or negotiations, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent and the cost of independent public accountants and other outside experts retained by any Agent. If

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any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

(b)       Indemnification by the Borrower. Whether or not the Transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer, each Swing Line Lender and each Related Party of any of the foregoing Persons (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, limited to (i) one primary counsel, representing all of the Indemnitees, taken as a whole, (ii) if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole and if necessary, one special counsel for each relevant specialty for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm or counsel for each such affected Indemnitee)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way, to the extent relating to or arising out of or in connection with (A) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (B) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged Release of Hazardous Materials at, on, under or from any property owned, leased or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, special, punitive or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.

(c)       Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Swing Line Lender, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Swing Line Lender, such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata

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Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Swing Line Lender or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Swing Line Lender or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.12(e).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower agrees that no Subsidiary of the Borrower that is an account party under any Letter of Credit shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for the Borrower’s special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)       Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)       Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lenders, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Lender or any L/C Issuer, or any Agent, any Lender or any L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such Lender or such L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.       Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the

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Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this Section 10.06(b)(ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

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(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)       the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility; and

(D)       the consent of the Swing Line Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vi)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed

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by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)       Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(viii)       The assignee, if it shall not be a Lender, shall deliver to the Borrower or the Administrative Agent (as applicable) any tax forms required by Section 10.14.

(d)       Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own Loans and Commitments only) at any reasonable time and from time to time upon reasonable prior notice.

(e)       Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Swing Line Lender or any L/C Issuer, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall

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remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the L/C Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and the requirements under Section 10.14, it being understood that the documentation required under Section 10.14 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.16 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and the Borrower and (ii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (such consents to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.06(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders (in each case with respect to the applicable Facility to which the participation applies), and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.06(e) shall be a Voting Participant without delivery of a Voting Participant Notice and

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without the prior written consent of the Administrative Agent or the Borrower, as applicable. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent and the Borrower promptly after (and in any event within three Business Days of) any termination, reduction or increase of the amount of, such participation. The Administrative Agent and the Borrower shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(f)       Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to be subject to the provisions of Sections 3.06(b) and (c) as though it were a Lender.

(g)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)       Certain Definitions. As used herein, the following terms have the following meanings:

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

(a)       Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each Granting Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each SPC to which it grants an option pursuant to this Section 10.06(h) and the principal amounts (and stated interest) of any

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Loan or portion thereof provided to the Borrower by such SPC (the “SPC Register”); provided that no Lender shall have any obligation to disclose all or any portion of the SPC Register (including the identity of any SPC or any information relating to a SPC’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the SPC Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the SPC Register as the owner of the relevant interest for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any SPC Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(b)       Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Citizens Bank, N.A. assigns all of its Commitments and Loans pursuant to Section 10.06(b), Citizens Bank, N.A. may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders (who agree to serve, in their respective sole discretion) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Citizens Bank, N.A. as L/C Issuer or Swing Line Lender, as the case may be. If Citizens Bank, N.A. resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Citizens Bank, N.A. resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). In addition, notwithstanding anything to the contrary contained herein, if at any time any other L/C Issuer or Swing Line Lender, in its capacity as Lender, assigns all of its Commitments and Loans pursuant to Section 10.06(b), such Lender may, (i) upon 30 days’ notice to the Borrower and the other Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the

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Borrower shall be entitled to appoint from among the Lenders (subject to such Lender’s acceptance of such appointment) a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be. If such Lender resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If such Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

10.07.       Confidentiality. Each of the Agents, each of the L/C Issuers and each of the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.07 or (ii) becomes available to any Agents, any L/C Issuer or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (k) to a potential or actual insurer or reinsurer that has agreed in writing to maintain the confidentiality of such information on terms no less restrictive than this Section 10.07 to the extent required in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. Each of the Administrative Agent, the L/C Issuers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, and (b) it has developed compliance procedures regarding the use of material non-public information and

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it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Law. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to any Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

10.08.       Setoff. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, each L/C Issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by, such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent, such L/C Issuer or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured, may be owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, or denominated in a currency different from that of the applicable deposit or indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each L/C Issuer and each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such L/C Issuer, such Lender and their respective Affiliates may have.

10.09.       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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10.10.       Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

10.11.       Integration. This Agreement, together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements and understandings, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents, the L/C Issuers or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12.       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.13.       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14.       Tax Forms.

(a)       (i) Any Lender or Administrative Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent (as applicable), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable

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Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent (as applicable) to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.14(a)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Lender’s or Administrative Agent’s reasonable judgment such completion (as applicable), execution or submission would subject such Lender or the Administrative Agent (as applicable) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Administrative Agent (as applicable).

(ii)       Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed copies of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-

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8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 10.14(a)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date; and

(E)       to the extent that it is able and legally entitled to do so, the Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of (1) in the case of an Administrative Agent that is a U.S. Person, IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. Federal backup withholding Tax or (2) in the case of an Administrative Agent that is not a U.S. Person, an applicable IRS Form W-8IMY certifying its status as a qualified intermediary, its assumption of primary U.S. Federal income Tax withholding responsibility for purposes of chapters 3 and 4 of the Code and its assumption of primary IRS Form 1099 reporting and U.S. Federal income backup withholding Tax responsibility.

Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent (as applicable) in writing of its legal inability to do so.

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For purposes of Section 3.01 and this Section 10.14, the term “applicable Law” includes FATCA and the term “Lender” includes, as applicable, any L/C Issuer, Swing Line Lender and SPC (it being understood that any documentation required to be provided by an SPC under this Section 10.14 shall be delivered by the SPC to the Granting Lender).

10.15.       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, the Lenders and each other Arranger is and has been acting solely as a principal with respect to the Borrower or any of its Affiliates and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent, nor any other Lender or Arranger, has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and the other Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, nor any other Lender or Arranger, has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Lender and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transactions.

10.16.       Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent and at its sole expense and effort, replace such Lender by causing such Lender to assign its Loans and Commitments (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 10.06(b) to one or more other Lenders or Eligible Assignees procured by the Borrower. Upon the making of any such assignment, the Borrower shall (a) pay in full any amounts payable pursuant to Section 3.05 and (b) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuers and the Swing Line Lenders as each may reasonably require with respect to any continuing obligation to fund participation interests in any L/C Obligations or any Swing Line Loans then outstanding; provided, however, that (i) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Administrative Agent and shall be an assignment or assignments pursuant to Section 10.06(b) of all of the rights and obligations of the assigning Lender under this Agreement and (ii) no Lender shall be obligated to make any such assignment pursuant to Section 10.06(b) as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.17.       Governing Law.

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(a)       THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)       THE BORROWER, ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES, IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT, AND WILL NOT PERMIT ANY OTHER LOAN PARTY TO, COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY OTHER LOAN PARTY OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.17(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.18.       Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

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DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19.       Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and the L/C Issuers that each such Lender, the Swing Line Lenders and the L/C Issuers has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

10.20.       Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.21.       USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

10.22.       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.23.       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from such Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.24.       Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the

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transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the undersigned have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ADVANSIX INC., as Borrower

By:	/s/ Erin N. Kane
	Name:	Erin N. Kane
	Title:	President and Chief Executive Officer

ADVANSIX RESINS & CHEMICALS LLC, as Guarantor

By:	/s/ Erin N. Kane
	Name:	Erin N. Kane
	Title:	Manager

U.S. AMINES LIMITED, as Guarantor

By:	/s/ Erin N. Kane
	Name:	Erin N. Kane
	Title:	Manager

U.S. AMINES (PORTSMOUTH) LLC, as Guarantor By: U.S. Amines Limited, its sole member

By:	/s/ Erin N. Kane
	Name:	Erin N. Kane
	Title:	Manager

U.S. AMINES (BUCKS) LLC, as Guarantor By: U.S. Amines Limited, its sole member

By:	/s/ Erin N. Kane
	Name:	Erin N. Kane
	Title:	Manager

Citizens Bank, N.A., as Administrative Agent, as L/C Issuer, as the Swing Line Lender and as a Lender

By:	/s/ David W. Dinella
	Name:	David W. Dinella
	Title:	Senior Vice President

Atlantic Union Bank, as a Lender

By:	/s/ Lawrence C. Deihle
	Name:	Lawrence C. Deihle
	Title:	Senior Vice President

CoBank, ACB, as a Lender

By:	/s/ Robert Prickett
	Name:	Robert Prickett
	Title:	Vice President

Compeer Financial, PCA, as a Lender

By:	/s/ Betty Janelle
	Name:	Betty Janelle
	Title:	Director, Capital Markets

Fifth Third Bank, National Association, as a Lender

By:	/s/ James Disher
	Name:	James Disher
	Title:	Senior Vice President

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Nikhil Tanawade
	Name:	Nikhil Tanawade
	Title:	Vice President

S&T Bank, as a Lender

By:	/s/ Stephen Hall
	Name:	Stephen Hall
	Title:	SVP Corporate Banking Relationship Manager

Truist Bank, as a Lender

By:	/s/ Alexander Harrison
	Name:	Alexander Harrison
	Title:	Director